                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53457


                               (SENSORMATIC LOGO)
                      SENSORMATIC ELECTRONICS CORPORATION

                          6,900,000 DEPOSITARY SHARES
              EACH REPRESENTING A ONE-TENTH INTEREST IN A SHARE OF
                       6 1/2% CONVERTIBLE PREFERRED STOCK
       (LIQUIDATION PREFERENCE EQUIVALENT TO $25.00 PER DEPOSITARY SHARE)

              690,000 SHARES OF 6 1/2% CONVERTIBLE PREFERRED STOCK (LIQUIDATION PREFERENCE $250.00 PER SHARE, PAR VALUE $0.01 PER SHARE)

                        8,837,090 SHARES OF COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
               ISSUABLE UPON CONVERSION OF THE DEPOSITARY SHARES
                     AND 6 1/2% CONVERTIBLE PREFERRED STOCK

                             SHARES OF COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
ISSUED OR ISSUABLE AS DIVIDENDS ON THE 6 1/2% CONVERTIBLE PREFERRED STOCK OR IN
 PAYMENT OF LIQUIDATED DAMAGES, IF ANY, UNDER THE REGISTRATION RIGHTS AGREEMENT

     This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of (1) depositary shares (the "Depositary Shares") each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock (the "Preferred Stock"), liquidation preference $250.00 per share (equivalent to $25.00 per Depositary Share; the "Liquidation Preference"), par value $0.01 per share, of Sensormatic Electronics Corporation (the "Company" or "Sensormatic"), (2) the shares of Preferred Stock,
(3) the shares (the "Common Shares") of common stock, $0.01 par value per share, of the Company (the "Common Stock") issuable upon conversion of the Preferred Stock and/or the Depositary Shares, and (4) 1,736,500 Dividend Shares or Liquidated Damages Shares (as hereinafter defined) issued by the Company on July 1 and October 1, 1998, and January 4, April 1, July 1 and October 1, 1999, in payment of dividends on the Preferred Stock and certain liquidated damages referred to below. This Prospectus is also being used in connection with the issuance by the Company of shares of Common Stock issuable by the Company to the Selling Securityholders from time to time through April 3, 2006 in lieu of or in combination with cash as dividends on the Preferred Stock (the "Dividend Shares"), and shares of Common Stock that may be issued by the Company to the Selling Securityholders pursuant to the Registration Rights Agreement dated April 13, 1998 between the Company and the Initial Purchasers (as defined below) in payment of up to $1,293,750 in liquidated damages as provided therein ("Liquidated Damages"; such shares being sometimes referred to herein as "Liquidated Damages Shares") (the Depositary Shares, Preferred Stock and Common Shares, together with the Dividend Shares and Liquidated Damages Shares, are sometimes collectively referred to herein as the "Securities"). See "Description of Preferred Stock -- Dividends" and "-- Registration Rights; Liquidated Damages." 6,000,000 Depositary Shares were originally issued by the Company in a private placement on April 13, 1998 (the "First Closing") and purchased by Bear, Stearns & Co. Inc., Lehman Brothers Inc., NationsBanc Montgomery Securities LLC and Schroder & Co. Inc. (the "Initial Purchasers") pursuant to a purchase agreement dated as of April 6, 1998 (the "Purchase Agreement") between the Company and the Initial Purchasers. Subsequently, the Initial Purchasers exercised the over-allotment option under the Purchase Agreement on April 17, 1998 with respect to an additional 900,000 Depositary Shares. The issuance and sale of the Depositary Shares pursuant to the First Closing and the over-allotment option exercise are collectively referred to herein as the "April 13, 1998 Offering." The Initial Purchasers, in turn, resold the Depositary Shares in private sales pursuant to exemptions from registration under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.
                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

The date of this Prospectus is December 20, 1999.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF PREFERRED STOCK (AND RELATED DEPOSITARY SHARES) AND COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF PREFERRED STOCK (AND RELATED DEPOSITARY SHARES) OR COMMON STOCK TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
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     Holders of Depositary Shares are entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). Dividends on the Preferred Stock accrue at a rate per annum equal to 6 1/2% of the Liquidation Preference per share of Preferred Stock and are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1998. Dividends are payable in cash or, at the option of the Company, in shares of Common Stock of the Company or a combination thereof. Certain of the Company's financial agreements currently prohibit the payment of cash dividends until certain cumulative income levels are attained, as reflected in the Company's audited financial statements. Under these provisions, the Company is precluded from paying cash dividends until after the preparation of its audited financial statements for its fiscal year ending June 30, 2000 at the earliest. Accordingly, the Company intends to pay any dividends declared on the Preferred Stock in shares of Common Stock of the Company prior to the time it is able to pay such cash dividends. See "Risk Factors -- Restrictions on the Company's Ability to Pay Cash Dividends" and "Description of Certain Indebtedness".

     The Preferred Stock (and the related Depositary Shares) became eligible for conversion, subject to prior redemption, after July 13, 1998, at the option of the holder thereof, into Common Stock at a conversion price of $19.52 per share (equivalent to 1.2807 shares of Common Stock per Depositary Share), subject to certain adjustments.

     The Preferred Stock (and related Depositary Shares) will be redeemable for cash on or after April 4, 2001, at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with all accumulated and unpaid dividends (including an amount in cash or shares of Common Stock equal to a prorated dividend for the period from the dividend payment immediately prior to the redemption date to the redemption date) and Liquidated Damages, if any, to the redemption date. See "Description of Preferred Stock" and "Description of Depositary Shares."

     The Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all Junior Securities (as defined herein), including all Common Stock of the Company; (ii) subject to certain conditions, on a parity with any Parity Securities (as defined herein); and (iii) subject to certain conditions, junior to each class of Senior Securities (as defined herein). Currently, there are no outstanding Senior Securities or Parity Securities, and the Common Stock of the Company is the only outstanding Junior Security. In addition, the Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company. As of September 30, 1999, the amount of such indebtedness was $505.2 million in the aggregate and the amount of the trade payables and accrued liabilities of the Company was $363.3 million in the aggregate.

     The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act,

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including, but not limited to, Sections 11, 12 and 17 of the Securities Act and
Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Plan of Distribution." The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares or the Liquidated Damages Shares offered hereby. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale by the Selling Securityholders of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SRM". On December 17, 1999, the last reported sale price of the Common Stock on the NYSE was $14.6875 per share.

     The Company has not applied and does not intend to apply for the listing of the Depositary Shares or the Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market. The Preferred Stock (and the related Depositary Shares) are expected to be eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading Through Automatic Linkages ("PORTAL") Market.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the captions "Risk Factors", "Business" and elsewhere in this Prospectus and in documents incorporated by reference herein (see "Incorporation of Certain Documents by Reference") may constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be indicated by phrases such as "believes", "anticipates", "expects", "intends", "foresees", "projects", "forecasts" or words of similar meaning or import. Such statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations as disclosed in this Prospectus or in such documents incorporated by reference ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors", "Business", and otherwise herein. Readers are cautioned that the forward-looking statements set forth or incorporated by reference herein are only made as of the date hereof (or, in the case of forward-looking statements contained in documents incorporated by reference herein, as of the date thereof), and the Company expressly disclaims any undertaking or obligation to release publicly any revisions of these forward-looking statements to reflect events or circum-

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stances after the respective dates of such statements or to reflect unanticipated events or developments. All written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and New York Regional Office, 75 Park Place, New York, New York 10007. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Materials may also be obtained from the Commission's web site at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered by this Prospectus. For further information about the Company and the securities offered hereby reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any document filed as an exhibit are not necessarily complete and, in each instance, are qualified by reference to the copy of such exhibit to the Registration Statement.

     The Company has agreed that, for so long as the Securities constitute "restricted securities" within the meaning of the Securities Act, the Company will furnish, upon request of any holder of such "restricted securities", to any holder or beneficial owner of such securities in connection with any sale thereof and to any prospective purchaser thereof, the information required by Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A under the Securities Act.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all information incorporated by reference herein of the Company's public reports (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Walter A. Engdahl, Secretary, Sensormatic Electronics Corporation, 951 Yamato Road, Boca Raton, Florida 33431-0700. The Company's telephone number is (561) 989-7000.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 have been filed with the Commission (File Number 1-10739) and are incorporated by reference into

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this Prospectus. The description of the Company's Common Stock set forth in the
Company's amended Registration Statement on Form 8-A, dated May 14, 1991, filed under the Exchange Act, is also incorporated herein by reference.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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                                  THE COMPANY

     Sensormatic Electronics Corporation ("Sensormatic" or the "Company") is the leading designer, manufacturer and marketer of electronic security, sensing and tracking systems in the world. Sensormatic has a leading market share in its three major market segments: electronic article surveillance ("EAS") systems, closed circuit television ("CCTV") and video systems, and access control and asset management systems. The Company's EAS products include reusable hard tags and disposable labels as well as detection and deactivation systems. Sensormatic's CCTV products include various types of microprocessor-controlled cameras and monitoring systems. The Company's access control and asset management systems provide intelligent tagging, tracking and access control systems to monitor the movements of people and/or assets.

     Sensormatic's installed base of customers -- i.e., customers at which Sensormatic products are installed -- includes a substantial majority of the top 100 retailers in the world, as well as more than half of the global Fortune 500 companies. The Company operates in more than 113 countries, marketing its products directly to retail customers using an extensive worldwide sales and service organization complemented by a broad network of independent dealers and distributors serving commercial/industrial ("C/I") customers worldwide and retailers in certain foreign countries.

     Sensormatic is a Delaware corporation organized in 1968 to succeed its predecessor, an Ohio corporation founded in 1966. Sensormatic's principal executive offices are located at 951 Yamato Road, Boca Raton, Florida 33431-0700, and its telephone number is (561) 989-7000.

     For purposes of this Prospectus, the terms "Sensormatic" and "Company" refer to Sensormatic Electronics Corporation and its subsidiaries, except as otherwise stated or indicated by the context.

                         SUMMARY OF TERMS OF SECURITIES

April 13, 1998 Offering......   Pursuant to the April 13, 1998 Offering,
                                6,900,000 Depositary Shares were issued, each
                                representing a one-tenth interest in a share of
                                Preferred Stock and entitling the holder to that
                                portion of all the rights, preferences and
                                percentages of the fraction of a share of
                                Preferred Stock (including dividend, voting,
                                conversion and liquidation rights and
                                preferences) represented thereby. The aggregate
                                gross proceeds of the April 13, 1998 Offering
                                were $172,500,000, and the net proceeds thereof,
                                after deduction of discounts and commissions of
                                $0.75 per Depositary Share and estimated
                                expenses of $650,000, were approximately
                                $166,675,000. Such proceeds were used to repay
                                borrowings under the Company's revolving credit
                                facility, to fund the remaining balance due
                                under the settlement of the shareholder class
                                action and for working capital and general
                                corporate purposes. On April 13, 1998, the last
                                reported sale price of the Common Stock on the
                                NYSE was $15.8125.
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Dividends....................   Cumulative dividends on the Preferred Stock (and
                                the related Depositary Shares) accrue from April
                                13, 1998 at a rate per annum equal to 6 1/2% of the liquidation preference per Depositary Share and are payable quarterly in arrears on January
                                1, April 1, July 1 and October 1 of each year, commencing July 1, 1998. Dividends are payable in cash or, at the option of the Company, in shares of Common Stock (valued at 95% of the Average Stock Price (as defined herein)), or a combination thereof. Certain of the Company's financial agreements currently prohibit the payment of cash dividends until certain cumulative income levels are attained, as reflected in the Company's audited financial statements. Under these provisions, the Company is precluded from paying cash dividends until after the preparation of its audited financial statements for its fiscal year ending June 30, 2000 at the earliest. Accordingly, the Company intends to pay any dividends declared on the Preferred Stock in shares of Common Stock of the Company prior to the time it is able to pay cash dividends. See "Risk Factors -- Restrictions on the Company's Ability to Pay Cash Dividends" and
                                "Description of Certain Indebtedness".

Ranking......................   The Preferred Stock, with respect to dividend
distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes
                                of common stock of the Company and to each other
                                class of capital stock or series of preferred
                                stock established after the date of this
                                Prospectus by the Board of Directors, the terms
                                of which do not expressly provide that it ranks
                                senior to or on a parity with the Preferred
                                Stock as to dividend distributions and
                                distributions upon the liquidation, winding-up
                                and dissolution of the Company (collectively
                                referred to with the common stock of the Company
                                as "Junior Securities"); (ii) subject to certain
                                conditions, on a parity with any class of
                                capital stock or series of preferred stock
                                issued by the Company established after the date
                                of this Prospectus by the Board of Directors,
                                the terms of which expressly provide that such
                                class or series will rank on a parity with the
                                Preferred Stock as to dividend distributions and
                                distributions upon the liquidation, winding-up
                                and dissolution of the Company (collectively
                                referred to as "Parity Securities"); and (iii)
                                subject to certain conditions, junior to each
                                class of capital stock or series of preferred
                                stock issued by the Company established after
                                the date of this Prospectus by the Board of
                                Directors, the terms of which expressly provide
                                that such class or series will rank senior to
                                the Preferred Stock as to dividend distributions
                                and distributions upon
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

                                liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). Currently, there are no outstanding Senior Securities or Parity Securities, and the Common Stock is the only outstanding Junior Security. The Preferred Stock is subject to the issuance of series of Junior Securities, Parity Securities or Senior Securities, provided that the Company may not issue any new class of Parity Securities or Senior Securities without the approval of the holders of at least 66 2/3% of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class. In addition, the Preferred Stock ranks junior in right of payment to all indebtedness and other liabilities of the Company. As of September 30, 1999, the amount of such indebtedness was $505.2 million in the aggregate and the amount of the trade payables and accrued liabilities of the Company was $363.3 million in the aggregate.

Conversion...................   The Preferred Stock (and the related Depositary
                                Shares) is convertible, subject to prior
                                redemption, at any time after July 13, 1998, at
                                the option of the holder thereof, into Common
                                Stock at a conversion price of $19.52 per share
                                (equivalent to 1.2807 shares of Common Stock per
                                Depositary Share), subject to adjustment in
                                certain events, including: (i) the payment of
                                dividends (and other distributions) in Common
                                Stock on any class of capital stock of the
                                Company, other than the payment of dividends in
                                Common Stock on the Preferred Stock; (ii) the
                                issuance to all holders of Common Stock of
                                rights, warrants or options entitling them to
                                subscribe for or purchase Common Stock at less
                                than the current market price (determined as
                                provided in the Certificate of Designations);
                                (iii) subdivisions, combinations and
                                reclassifications of Common Stock; and (iv)
                                distributions to all holders of Common Stock of
                                evidences of indebtedness of the Company, shares
                                of any class of capital stock, cash or other
                                assets (including securities, but excluding
                                those dividends, rights, warrants, options and
                                distributions referred to above and dividends
                                and distributions paid in cash out of the
                                retained earnings of the Company, unless the sum
                                of all such cash dividends and distributions
                                made and the amount of cash and the fair market
                                value of other consideration paid in respect of
                                any repurchases of Common Stock by the Company
                                or any of its subsidiaries, in each case within
                                the preceding 12 months in respect of which no
                                adjustment has been made, exceeds 20% of the
                                product of the then current market price of the
                                Common Stock times the aggregate
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

                                number of shares of Common Stock outstanding on the record date for such dividend or distribution).

Redemption...................   The Preferred Stock (and the related Depositary
                                Shares) will be redeemable, at the option of the Company, in whole or in part, at any time on or after April 4, 2001, at the redemption prices set forth herein, plus accumulated and unpaid dividends and Liquidated Damages (as defined herein), if any, thereon to the redemption date.

Special Conversion Rights
Upon a Change of Control.....   Upon the occurrence of a Change of Control (as
                                defined herein), each holder of shares of Preferred Stock (and the related Depositary
                                Shares) will have the option to convert all, but not less than all, of such holder's shares of Preferred Stock into Common Stock at a conversion rate equal to the liquidation preference per share of Preferred Stock divided by the higher of (i) the Market Value (as defined herein) of the Common Stock at the time of the Change of Control and (ii) $10.67 per share (which is equal to 66 2/3% of the last reported sale price on April 6, 1998, the date of the Offering Memorandum in respect of the April 13, 1998 Offering), as such amount may be adjusted each time that the conversion price is adjusted. See "Description of Preferred
                                Stock -- Special Conversion Rights upon a Change of Control".

Voting.......................   Rights Holders of the Preferred Stock (and the
                                related Depositary Shares) have no voting rights except as provided by law or, in certain events, as provided in the Certificate of Designations
                                (as defined herein). See "Description of Preferred Stock -- Voting Rights".

Registration Rights;
Liquidated Damages...........   The Company has agreed to use its reasonable
                                best efforts to keep the registration statement
                                of which this Prospectus forms a part (the
                                "Shelf Registration Statement") effective until
                                the earlier of (i) the date when all Securities
                                covered by the Shelf Registration Statement have
                                been sold pursuant to the Shelf Registration
                                Statement, and (ii) such date when the holders
                                of the Securities covered by the Shelf
                                Registration Statement are able to sell all such
                                Securities immediately without restriction
                                pursuant to Rule 144(k) under the Securities Act
                                and (iii) the second anniversary of the
                                effectiveness of the Shelf Registration
                                Statement. The Company is permitted to suspend
                                the effectiveness of the Shelf Registration
                                Statement for certain periods under certain
                                circumstances. If the Company fails to maintain
                                the effectiveness of the Shelf Registration
                                Statement for the requisite period (other than
                                for a permitted suspension),
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

                                the Company will be required to pay to holders of Preferred Stock (and related Depositary Shares), under certain circumstances, Liquidated Damages at an annual rate of $0.625 per $250 Liquidation Preference of Preferred Stock (or $0.0625 per $25.00 liquidation preference of Depositary Shares). Accrued Liquidated Damages will be payable, at the option of the Company,
                                (1) in cash, (2) by delivery of shares of Common Stock, or (3) through any combination of the foregoing. See "Description of Preferred
                                Stock -- Registration Rights; Liquidated
                                Damages".

Use of Proceeds..............   The Company will not receive any proceeds from
                                the sale of the Securities by the Selling
                                Securityholders or the issuance of the Dividend
                                Shares or Liquidated Damages Shares by the
                                Company.

Risk Factors.................   For a discussion of certain factors that should
                                be considered by prospective purchasers in evaluating an investment in the Securities offered hereby, see "Risk Factors".

     For additional information regarding the Depositary Shares and the Preferred Stock, see "Description of Depositary Shares" and "Description of Preferred Stock".
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

                                  RISK FACTORS

     Prospective purchasers of the Securities offered hereby should carefully review the information set forth below, in addition to the other information contained in this Prospectus, in evaluating an investment in the Securities offered hereby.

HISTORY OF RECENT LOSSES

     Due in large part to substantial restructuring charges, incremental accounts receivable, inventory and other charges and net litigation settlement charges, the Company had net losses in fiscal 1996, fiscal 1997 and fiscal 1998 of $97.7 million, $21.4 million and $32.7 million, respectively. The Company has been implementing new strategic and operational initiatives intended to significantly reduce manufacturing costs and operating expenses, and increase revenue and operating income. The Company has also been reducing its working capital requirements by improved control of accounts receivable and inventories and by outsourcing certain manufacturing activities. However, the Company's operations generally are subject to economic, financial, competitive, currency, legal and other factors, many of which are beyond its control. The Company had operating income throughout fiscal 1998 and fiscal 1999 and for the first quarter of fiscal 2000, and net income for each of the last three quarters of fiscal 1998, throughout fiscal 1999 and for the first quarter of fiscal 2000. However, there can be no assurance that the Company's operations will continue to be profitable or that the Company's initiatives referred to above will continue to be successful.

RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY CASH DIVIDENDS

     The Company's ability to pay cash dividends, purchase or redeem shares or make other payments or distributions in respect of its capital stock, including the Preferred Stock (collectively, "Cash Stock Payments"), is restricted by various covenants and conditions contained in certain of its financial agreements. These provisions include a covenant not to make Cash Stock Payments in excess of an amount determined by reference to a percentage of cumulative net income since January 1, 1993 (giving effect to 50% of net income and 100% of any deficit for each fiscal year), plus net cash proceeds from the issuance of Common Stock. Compliance with this covenant is determined annually based on the Company's fiscal year-end financial statements. This covenant prohibits the payment of cash dividends until after the preparation of the Company's audited financial statements for fiscal 2000, at the earliest. The Company intends to pay any dividends declared on the Preferred Stock in shares of Common Stock prior to the time it is able to pay such cash dividends. Certain of the Company's financial agreements also contain a covenant requiring maintenance of a minimum consolidated net worth. Future agreements of the Company may also restrict the Company's ability to pay cash dividends or make other Cash Stock Payments. See "Description of Certain Indebtedness" and "-- Subordination of the Preferred Stock".

     The Certificate of Designations provides that, if dividends on the Preferred Stock are in arrears and unpaid for six quarterly periods (whether or not consecutive), a Voting Rights Triggering Event (as defined herein) will have occurred, in which event the sole remedy to the holders of the Preferred Stock will be to vote for and elect, as a class, two additional members of the Board of Directors. The Company does not anticipate that a Voting Rights Triggering Event will occur as a result of its inability to pay cash dividends. See "Description of Preferred Stock -- Voting Rights".

QUARTERLY PERFORMANCE

     Because sales of the Company's products generate substantial gross margins, results of any quarter can be significantly affected by a shortfall from anticipated sales levels caused by a delay in the timing of one or more large orders or otherwise. As in many businesses, the Company generally receives and ships more than a majority of its orders filled in any quarter in the last month of such quarter. As a result of these factors, the Company's quarterly results may vary from those anticipated.

CUSTOMER RECEIVABLES

     The Company historically maintains a high level of accounts receivable and minimum lease payment receivables under sales-type leases, measured as a percentage of revenues. For fiscal 1998, fiscal 1999 and the first three months of fiscal 2000, the amounts of accounts receivable and receivables under sales-type leases outstanding at the end of the period, as a percentage of revenues (annualized for the three months), were 49.5%, 42.7% and 42.7%, respectively. This results, in part, from a key element of the Company's marketing strategy to increase market penetration by providing alternative financing options to its retail customers, including deferred billing and long-term installment sales and lease terms, resulting in extended accounts receivable recovery periods. Additionally, the Company has experienced a historical pattern of delayed payments by certain retail customers and, accordingly, the Company's levels of receivables past due represent a relatively high percentage of total receivables. At June 30, 1998 and 1999, gross accounts receivable (excluding the reserve for doubtful accounts) over 30 days past due were 32.1% and 31.9%, respectively, of the related balances. (Note 3 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, incorporated by reference in this Prospectus, contains further information relating to the Company's accounts receivable.)

SUBSTANTIAL INDEBTEDNESS

     As of September 30, 1999, the Company had outstanding consolidated indebtedness (including short-term debt and current portions of long-term debt) of approximately $505.2 million and total stockholders' equity of approximately $909.0 million. The ratio of the Company's net indebtedness (i.e., consolidated indebtedness less its cash balance of $205.1 million) to total capitalization (i.e., consolidated indebtedness, net of cash, and total stockholders equity) was 24.8% at September 30, 1999. The degree to which the Company is leveraged could have important consequences to holders of the Preferred Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increase its costs of borrowing; and
(iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired.

COMPETITION

     The electronic security industry continues to be highly competitive. There are many alternatives available to protect people and assets, in addition to the use of EAS, CCTV and access control systems. There are several other companies that market EAS equipment to retail stores directly or through distributors. With respect to CCTV system components and access control systems, there are numerous companies that market directly or through distributors such equipment to both retail and non-retail customers. The Company competes in marketing its systems and products principally on the basis of product performance, multiple technologies, service and price. Price competition has been especially intense in recent years. There can be no assurance that other firms with greater financial and other resources may not enter into direct competition, or expand the scope of their existing competition, with the Company, nor that new technologies will not be developed and introduced into the marketplace, any of which could adversely affect the Company's business. See "Business -- Competition".

PRODUCT DESIGN AND DEVELOPMENT AND MARKET ACCEPTANCE

     The Company devotes substantial efforts and resources to the design and development of new products and enhancement of existing products. However, there can be no assurance that the Company will be able to continue to design and develop new or enhanced products in a timely manner to meet changing customer requirements, to manufacture such products in a commercially viable manner and to gain satisfactory market acceptance of such products. See
"Business -- Product Research, Development and Engineering".

YEAR 2000 RISK

     Many computer applications, processor chips embedded in many products and computers and operating systems that are not Year 2000 compliant are unable to distinguish between the calendar year 1900 and the calendar year 2000 (the "Year 2000 Issue"). The Year 2000 Issue creates potential risks for the Company, including potential problems in the Company's products as well as in the Information Technology ("IT") and non-IT systems that the Company uses in its business operations. The Company may also be exposed to risks from third parties with whom the Company interacts who fail to adequately address their Year 2000 Issues. The Company has recognized the need to ensure that its business operations will not be adversely affected by the upcoming calendar year 2000 and is cognizant of the time sensitive nature of the Year 2000 problem. In 1996, the Company began a project to implement a global enterprise resource planning ("ERP") system. The Company has completed the implementation of all critical ERP system sites worldwide. Upgrading and testing of all critical legacy systems has been completed.

     THE COMPANY'S STATE OF READINESS. The Company centralized its focus on addressing the Year 2000 Issue by establishing a Year 2000 Program Management Office in order to implement a consistent approach to minimizing Year 2000 risks across the Company worldwide. The Company also assigned Project Teams in each Business Unit. The Program Management Office and the Project Teams are assisted by specialists and consultants.

     The inventory and assessment has been completed. All critical components passed testing. To aid in communication with the Company's customers and suppliers, the Company has developed an Internet Web site that identifies the current Year 2000 status for each of the Company's products. In addition, the Company is proactively contacting dealers and customers to enhance their awareness of Sensormatic product issues and apprising them of any appropriate action that needs to be taken.

     A survey of the Company's suppliers and service providers was conducted to insure they are working on this effort and will remain viable suppliers through and after January 1, 2000. The Company has developed contingency plans in response to the survey results.

     THE COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES. The cost of implementing the ERP system is estimated at $40.0 million. In addition to the enterprise resource planning system, the Company currently estimates approximately $1.0 million for the cost associated with the Company's Year 2000 project. Remediation efforts are not currently expected to be significant.

     THE RISKS OF THE COMPANY'S YEAR 2000 ISSUES. The Company presently believes that the Year 2000 issue will not cause material operational problems for the Company. However, if the Company is not successful in identifying all material Year 2000 problems, or its assessment and remediation of identified Year 2000 problems are not completed in a timely manner, there may be an interruption in, or failure of, certain normal business activities or operations. Such interruptions or failures could have a material adverse impact on the Company's consolidated results of operations and financial condition, or on its relationships with customers, suppliers or others.

     THE COMPANY'S CONTINGENCY PLANS. The Company has developed contingency plans for substantially all major areas of the Company and situations that may result if the Company or any of the third parties upon which the Company is dependent is unable to achieve Year 2000 readiness. The Company's Year 2000 compliance program is ongoing and its ultimate scope, as well as the consideration of contingency plans, will continue to be evaluated as new information becomes available. To track Year 2000 issues that arise during the transition period and to provide additional focus when needed, the Company has established a worldwide Year 2000 Command Center. This center is being staffed from December 20, 1999 until it is no longer needed, which is estimated to be approximately January 15, 2000.

     YEAR 2000 FORWARD-LOOKING STATEMENTS. The foregoing Year 2000 discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, without limitation, anticipated costs and the dates by which the Company expects to complete certain actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant IT and non-IT systems, results of Year 2000 testing, adequate resolution of Year 2000 Issues by businesses and other third parties who are service providers, suppliers or customers of the Company, unanticipated system costs, the adequacy of and ability to develop and implement contingency plans and similar uncertainties. The "forward-looking statements" guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant IT and non-IT systems, results of Year 2000 testing, adequate resolution of Year 2000 Issues by businesses and other third parties who are service providers, suppliers or customers of the Company, unanticipated system costs, the adequacy of and ability to develop and implement contingency plans and similar uncertainties. The "forward-looking statements" made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CURRENCY RISKS

     The Company uses the U.S. dollar as the reporting currency for financial statement purposes. The Company conducts business in numerous countries around the world through its international subsidiaries which use local currencies to denominate their transactions, and is therefore subject to certain risks associated with fluctuating foreign currencies. Revenues from operations of the Company's international subsidiaries were $486.3 million, $466.8 million and $109.8 million in fiscal 1998, fiscal 1999 and the first quarter of fiscal 2000, respectively, representing approximately 49% of total revenues for fiscal 1998, 46% of total revenues for fiscal 1999 and 43% of total revenues for the first quarter of fiscal 2000. Management believes that fiscal 1998 and fiscal 1999 results were negatively affected by the currency crisis in Asia Pacific as well as the weakened European currencies.

     The Company monitors its currency exposures but does not hedge its translation exposures due to the high economic costs of such a program and the long-term nature of its investments in its international subsidiaries. Translation exposure is the result of translating local currency financial statements into the Company's reporting currency.

     The Company does have a policy of managing its transaction exposure arising from intercompany product purchase commitments. The policy provides for the use of forward exchange contracts to sell the currencies received from international subsidiaries in settlement of intercompany product purchases. Forward contracts are subject to the risk of gain or loss from changes in exchange rates, but these gains or losses are effectively offset by losses or gains on the designated hedged commitments.

     Notwithstanding the foregoing, however, there can be no assurance that such currency fluctuations may not materially adversely affect the Company's results of operations or financial condition.

DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL

     The success of the Company will depend significantly upon its President and Chief Executive Officer, Per-Olof Loof; its Senior Vice President, Chief Administrative Officer and Chief Financial Officer, Garrett E. Pierce; and other key employees of the Company. The loss of the services of Messrs. Loof, Pierce or other key employees of the Company could have a material adverse effect upon the Company's business and results of operations. In addition, the Company's success will be dependent upon its ability to recruit and retain qualified personnel, including engineering personnel.

GOVERNMENTAL REGULATION

     The sale and use of the Company's products are subject to regulation by governmental authorities having jurisdiction over the sale and use of electronic and communication equipment or health and safety standards. Such products are in compliance with currently applicable requirements and standards under the regulations of government authorities in the U.S., in countries in which the Company markets such products directly or through its subsidiaries and in many other countries. In particular, electromagnetic field ("EMF") emissions from the Company's EAS systems are within the levels permitted by the current U.S. safety standards applicable to such equipment. Although there can be no assurance that rules or regulations establishing more restrictive standards will not be adopted by government authorities in the U.S., the Company believes that the EMF levels generated by the EAS systems it markets will remain within any such new safety standards which may be established. In addition, in view of the Company's high level of business activity in the European Union ("EU"), the Company actively participates in the development of evolving technical standards issued by CENELEC (European Committee for Electrotechnical Standardization) and ETSI (European Telecommunications Standards Institute). As of January 1, 1996 new standards were required to be met to apply the CE Mark to market products in the EU, and the Company certified its products to the CE Mark requirements. Meeting CE Mark requirements includes meeting standards established by CENELEC, ETSI and other standard-setting organizations. In addition, the EU Council of Health Ministers recently recommended basic guidelines for exposure to EMF emissions. These guidelines contemplate that standards relating to measurement methods, duration of exposure and other criteria must be developed by member states and/or international bodies such as CENELEC to implement such guidelines. These guidelines, together with such standards as are developed, would be subject to adoption, as presented or with modifications, by individual countries. The Company is actively working with CENELEC to help develop such standards relating to EAS and related products. The Company expects that the products it markets will comply with such standards as may be developed implementing the basic guidelines, if and when such standards and guidelines have been adopted by individual countries.

     Such standard-setting organizations are continually considering the establishment of new standards and reconsidering existing standards, including health and safety standards. There can be no assurance that adverse changes or amendments to existing regulations or standards, or new adverse regulations or standards, will not be adopted, or that all products of the Company subject to regulations or standards will meet the requirements of all such regulations and standards in all countries in which the Company desires its products to be marketed.

     The U.S. Food and Drug Administration ("FDA") has been examining the effects of various devices, including EAS systems, on implantable medical devices. The FDA has issued a physician advisory letter recommending that patients with implantable medical devices avoid lingering near, or leaning on, EAS systems. FDA staff members indicated, in connection with the release of such letter, that the FDA does not view interactions with EAS systems as representing a significant public health hazard and made reference to the large number of people passing through such systems each day in relation to the small number of reported incidents. Manufacturers of implantable medical devices, as well as the Company and the International Electronic Article Surveillance Manufacturers Association (of which the Company is a member), have long offered the same advice as was given by the FDA. An American Heart Association Science Advisory also agreed with the FDA recommendations, as did statements recently issued by the European Society of Cardiology and the U.K. Medical Devices Agency. The Company is also aware of other studies as to whether any hazards are posed to wearers of implantable medical devices by EAS systems. While the Company believes there to be substantial evidence that no health hazard is posed by the interactions between the Company's EAS systems and such medical devices, including opinions expressed by leading physicians, and has presented such evidence to the FDA, and offers such evidence to persons conducting such studies, there can be no assurance that such studies will not result in the publication of adverse reports, the recommendation of precautionary measures and/or the adoption of regulations which could adversely affect the Company. The Company is also aware of prior attempts by one of its competitors to generate adverse publicity regarding this issue. There can be no assurance that such attempts will not adversely affect the Company. See "Business -- Governmental Regulation".

SUPPLIERS

     Independent suppliers provide various component products and materials used to manufacture the Company's products, and also manufacture certain component parts and label products to the Company's specifications. Certain magnetic materials used in the manufacture of Ultra-Max labels and tags are currently purchased from one supplier, Vacuumschmelze GmbH ("Vacuumschmelze"). While there are potential alternatives to the supply of such materials by Vacuumschmelze, the loss or disruption of this source of supply could result in increased costs or product shortages or otherwise materially adversely affect the Company's business. The Company has been pursuing development of alternate materials for use in the Company's Ultra-Max labels and additional sources of supply.

     The Company and Vacuumschmelze are currently engaged in litigations with AlliedSignal, Inc. ("AlliedSignal") initiated by AlliedSignal's claiming certain patent rights pertaining to the magnetic material supplied by Vacuumschmelze to the Company. See the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, Item 3. Legal Proceedings, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, Part II, Item 1. Legal Proceedings.

SUBORDINATION OF THE PREFERRED STOCK

     The Company's obligations with respect to the Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, including the Company's Senior Notes (as defined below) and the Revolving Credit Facility (as defined below) and to all subsequent series of preferred stock of the Company which by their respective terms rank senior to the Preferred Stock. As of September 30, 1999, the Company had an aggregate outstanding principal amount of $135,000,000 of 8.21% Senior Notes due January 30, 2003, issued pursuant to a Note Agreement dated as of January 15, 1993 (as amended, the "1993 Note Agreement"). The Company also had an aggregate outstanding principal amount of $230,000,000 of 7.74% Senior Notes due March 29, 2006, an aggregate outstanding principal amount of $50,000,000 of 7.11% Senior Notes due March 29, 2001, and an aggregate outstanding principal amount of $70,000,000 of 6.99% Senior Notes due March 29, 2000, all of which were issued pursuant to a Note Agreement dated as of March 29, 1996 (as amended, the "1996 Note Agreement"). The Senior Notes issued pursuant to the 1993 Senior Note Agreement and the 1996 Senior Note Agreement are sometimes collectively referred to herein as the "Senior Notes". The Senior Notes are unsecured obligations of the Company ranking pari passu with all of its other unsecured, unsubordinated indebtedness.

     The Company is a party to a $115,000,000 revolving Credit Agreement dated as of December 9, 1999 (the "Revolving Credit Facility") with a syndicate of financial institutions led by Bank of America, N.A., as Administrative Agent, SunTrust Bank, South Florida, N.A., as Syndication Agent and Bank One, N.A., as Documentation Agent. The

Revolving Credit Facility replaces the $250,000,000 Amended and Restated Multicurrency Revolving Credit Agreement dated as of March 18, 1997 with a syndicate of financial institutions led by BankBoston, N.A., as Agent, and NationsBank, N.A., as Syndication Agent, which terminated in accordance with its terms. Pursuant to the Revolving Credit Facility, the Company and, if the Company so elects, certain subsidiaries are permitted to borrow loans in U.S. dollars or in certain other currencies, and/or may cause certain financial institutions to issue letters of credit for the account of the Company or such subsidiary borrowers. The Company is obligated for its own extensions of credit and would guarantee any credits extended to the subsidiary borrowers. As of December 15, 1999, $97 million was available for use under the Revolving Credit Facility. The credits extended under the Revolving Credit Facility are unsecured obligations of the Company and the subsidiary borrowers, ranking pari passu with all of their other unsecured, unsubordinated indebtedness (including, without limitation, the Senior Notes). See "Description of Certain Indebtedness" and "Description of Preferred Stock".

     In addition to the dividend restrictions set forth in the agreements governing the Senior Notes and the Revolving Credit Facility, no cash dividend payments may be made with respect to the Preferred Stock if (i) the obligations with respect to the Senior Notes or the Revolving Credit Facility are not paid when due or (ii) any other event of default has occurred under the agreements governing the Senior Notes and the Revolving Credit Facility and certain other of the Company's financial agreements, and is continuing or would occur as a consequence of such payment. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Preferred Stock only after all Senior Securities (as defined herein) and all indebtedness of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Preferred Stock then outstanding. See "Description of Preferred
Stock -- Ranking" and "Description of Certain Indebtedness".

ABSENCE OF A PUBLIC MARKET FOR THE DEPOSITARY SHARES

     The Company does not intend to apply for listing of the Depositary Shares or the Preferred Stock on any securities exchange or on the Nasdaq National Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Depositary Shares, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Depositary Shares. The Depositary Shares may trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Depositary Shares has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Depositary Shares. There can be no assurance that, if a market for the Depositary Shares were to develop, such a market would not be subject to similar disruptions. The Company does not expect a market for the Preferred Stock to develop.

FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus (including in documents incorporated by reference herein) that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates", "projects",

"targets", "anticipates", "expects", "intends", "believes", or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's market opportunity presented by source tagging, the anticipation of increased sales of its products and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, and other statements contained in this Prospectus or in documents incorporated by reference herein regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given that future results will be achieved and actual events or results may differ materially as a result of risks and uncertainties facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its products and services to current and new customers and to develop and provide innovative and cost-effective products and solutions, as well as risks from changes in international operations, exchange rate risks, market conditions for the Company's products, changes in regulations or standards applicable to the Company's products, competition, and changes in the economic climate, any of which could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus or as the date of such documents incorporated by reference, as the case may be. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders or the issuance of the Dividend Shares or Liquidated Damages Shares by the Company.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following statement of operations and balance sheet data set forth below have been derived from the audited Consolidated Financial Statements of the Company for each of the respective fiscal years indicated. The Consolidated Financial Statements as of June 30, 1999 and for the year then ended, and the report of PricewaterhouseCoopers LLP thereon, are included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (File Number 1-10739), incorporated by reference herein. The Consolidated Financial Statements as of June 30, 1998 and for each of the two years in the period ended June 30, 1998, and the report of Ernst & Young LLP thereon, are also included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (File Number 1-10739), incorporated by reference herein. This selected historical financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated herein by reference.

                                                                                               THREE MONTHS
                                                                                                  ENDED
                                                  YEARS ENDED JUNE 30,                        SEPTEMBER 30,
                              ------------------------------------------------------------   ----------------
                              1995(1)(2)   1996(1)(3)   1997(1)(3)   1998(1)(3)     1999      1998      1999
                              ----------   ----------   ----------   ----------   --------   ------    ------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
DATA:
Total revenues..............    $889.1      $  994.6     $1,025.7      $986.9     $1,017.5   $227.2    $254.6
Operating costs and
  expenses:
  Cost of sales.............     437.3         579.8        543.6       525.8        563.1    126.5     139.4
  Depreciation on revenue
    equipment...............      16.3          20.3         20.8        18.6         20.5      5.2       4.2
  Selling, general and
    administrative..........     280.7         336.2        349.8       308.2        282.0     72.1      73.8
  Provision for doubtful
    accounts................      19.6          82.3         42.8        23.4         22.5      4.7       6.0
  Restructuring charges.....        --          65.7         22.6        21.9           --       --        --
  Research, development and
    engineering.............      22.7          27.7         24.5        27.2         25.8      7.2       6.3
  Amortization of
    intangibles.............      14.6          17.1         19.5        21.7         22.1      5.3       5.8
                                ------      --------     --------      ------     --------   ------    ------
    Total operating costs
      and expenses..........     791.2       1,129.1      1,023.6       946.8        936.0    221.0     235.5
                                ======      ========     ========      ======     ========   ======    ======
Operating income (loss).....      97.9        (134.5)         2.1        40.1         81.5      6.2      19.1
OTHER (EXPENSES) INCOME:
  Interest income...........      17.2          16.9         16.2        16.0         17.8      4.0       4.3
  Interest expense..........     (29.0)        (38.4)       (47.9)      (50.8)       (44.1)   (10.9)    (10.5)
  Litigation recoveries
    (settlement), net.......        --            --           --       (45.7)         6.2       --        --
  Other, net................       2.9          (3.9)        (0.7)       (6.4)        (5.9)    (1.1)     (1.1)
                                ------      --------     --------      ------     --------   ------    ------
    Total other (expenses)
      income................      (8.9)        (25.4)       (32.4)      (86.9)       (26.0)    (8.0)     (7.3)
Income (loss) from
  continuing operations
  before income taxes.......      89.0        (159.9)       (30.3)      (46.8)        55.5     (1.8)     11.8
Provision (benefit) for
  income taxes..............      19.4         (62.2)        (8.9)      (14.1)        17.4      0.3      (4.4)
                                ------      --------     --------      ------     --------   ------    ------
Income (loss) from
  continuing operations.....      69.6         (97.7)       (21.4)      (32.7)        38.1     (1.5)      7.4
Discontinued
  operations(4).............       4.1            --           --          --           --       --        --
                                ------      --------     --------      ------     --------   ------    ------
Net income (loss)...........    $ 73.7      $  (97.7)    $  (21.4)     $(32.7)    $   38.1   $ (1.5)   $  7.4
                                ======      ========     ========      ======     ========   ======    ======

                                                                                               THREE MONTHS
                                                                                                  ENDED
                                                  YEARS ENDED JUNE 30,                        SEPTEMBER 30,
                              ------------------------------------------------------------   ----------------
                              1995(1)(2)   1996(1)(3)   1997(1)(3)   1998(1)(3)     1999      1998      1999
                              ----------   ----------   ----------   ----------   --------   ------    ------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Earnings (loss) applicable
to common stockholders......    $ 73.7      $  (97.7)    $  (21.4)     $(35.2)    $   26.6   $ (4.3)   $  4.3
                                ======      ========     ========      ======     ========   ======    ======
Basic earnings (loss) per
  common share(5):
  Continuing operations.....    $ 0.98      $  (1.33)    $  (0.29)     $(0.47)    $   0.35   $(0.06)   $ 0.06
  Discontinued operations...      0.06            --           --          --           --       --        --
                                ------      --------     --------      ------     --------   ------    ------
  Net income (loss).........    $ 1.04      $  (1.33)    $  (0.29)     $(0.47)    $   0.35   $(0.06)   $ 0.06
                                ======      ========     ========      ======     ========   ======    ======
Diluted earnings (loss) per
  common share(5):
  Continuing operations.....    $ 0.96            --           --          --           --       --        --
  Discontinued operations...      0.06            --           --          --           --       --        --
                                ------      --------     --------      ------     --------   ------    ------
  Net income (loss).........    $ 1.02      $  (1.33)    $  (0.29)     $(0.47)    $   0.35   $(0.06)   $ 0.06
                                ======      ========     ========      ======     ========   ======    ======
Number of shares used in
  computation of Basic
  earnings (loss) per
  share.....................      70.7          73.5         74.0        74.2         75.0     74.4      75.8
                                ======      ========     ========      ======     ========   ======    ======
Number of shares used in
  computation of Diluted
  earnings (loss) per
  share.....................      71.9          73.5(6)      74.0(6)     74.2(6)      75.3     74.4(6)   76.6
                                ======      ========     ========      ======     ========   ======    ======

                                                             JUNE 30,                             SEPTEMBER 30,
                                      ------------------------------------------------------   -------------------
                                        1995       1996       1997       1998         1999       1998       1999
                                      --------   --------   --------   --------     --------   --------   --------
                                                                     (IN MILLIONS)
Balance Sheet Data:
Total assets........................  $1,570.9   $1,621.3   $1,646.6   $1,799.5     $1,775.6   $1,794.3   $1,777.5
Total debt..........................  $  326.7   $  516.5   $  523.3   $  548.7     $  508.1   $  537.1   $  505.2
Stockholders' equity................  $  952.7   $  831.7   $  772.9   $  902.0(7)  $  889.7   $  912.5   $  909.0

-------------------------

(1) Certain amounts in prior years have been reclassified to conform to the 1999 presentation.

(2) In fiscal 1995, the Company acquired Knogo Corporation's operations outside the United States, Puerto Rico and Canada.

(3) In fiscal 1996,1997 and 1998, the Company recorded restructuring charges of $65.7, $22.6 and $21.9, respectively, and in fiscal 1996 and 1997, the Company recorded inventory write-downs relating to restructuring activities of $19.6 and $4.2, respectively. In addition, during fiscal 1998 and 1999 the Company recorded a $45.7 litigation settlement charge, net of estimated insurance recoveries, and a $6.2 litigation settlement recovery, respectively.

(4) In fiscal 1995, the Company reduced income tax liabilities by $4.1; such amount related to a previously discontinued business and was no longer required.

(5) The Company's historical earnings per share amounts have been restated to conform to the requirements of Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share", which was effective for periods ending after December 15, 1997. See "Computation of Earnings Per Share".

(6) Number of shares used is the same as was used for the computation of basic earnings, as all potential dilutive shares are antidilutive for the period.

(7) In fiscal 1998, the Company issued 690,000 shares of Preferred Stock for estimated net proceeds of $166.7.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                          YEAR ENDED JUNE 30,
                                                   ---------------------------------
                                                   1995   1996   1997    1998   1999
                                                   ----   ----   -----   ----   ----
Ratio of earnings to fixed charges(1)............  3.92    --(2)  0.45   0.18   1.82

-------------------------

(1) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of earnings (loss) before income taxes and fixed charges, excluding capitalized interest, and (ii) fixed charges consist of interest expensed and capitalized, amortization of deferred financing costs and a portion of rent expense under operating leases deemed by the Company to represent an interest factor.

(2) Earnings before fixed charges for fiscal 1996 were insufficient to cover fixed charges by $158.3 million.

                                    BUSINESS

INTRODUCTION

     Sensormatic is the leading designer, manufacturer and marketer of electronic security, sensing and tracking systems in the world. Sensormatic has a leading market share in its three major market segments: EAS systems, CCTV and video systems, and access control and asset management systems. The Company's EAS products include hard tags and disposable labels as well as detection and deactivation systems. Sensormatic's CCTV products include various types of microprocessor-controlled cameras and monitoring systems. The Company's access control and asset management systems provide intelligent tagging, tracking and access control systems to monitor the movements of people and/or assets.

     Sensormatic's installed base of customers includes a substantial majority of the top 100 retailers in the world, as well as more than half of the global Fortune 500 companies. The Company operates in more than 113 countries, marketing its products directly to retail customers using an extensive worldwide sales and service organization complemented by a broad network of independent dealers and distributors serving commercial/industrial ("C/I") customers worldwide and retailers in certain foreign countries.

     The Company has operated in four reportable business segments, as follows:

     North America Retail
     Europe (Retail and C/I)
     International (Retail and C/I)
     Other (includes North America based C/I)

     Certain information about the Company's reportable segments is contained in
Note 14 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, incorporated by reference herein.

STRATEGIC RESTRUCTURING AND OTHER STRATEGIES

     The Company's rapid growth and success in the late 1980's and first half of the 1990's took Sensormatic from $100 million in revenues in fiscal 1987 to approximately $900 million in fiscal 1995. These results were driven by internal growth as well as strategic acquisitions. This rapid growth caused the Company to outgrow its corporate management infrastructure and systems. As a result, in 1996 the management team, led by newly recruited senior management personnel, began implementing a long-term strategic restructuring plan to harness the Company's growth, rebuild and improve the infrastructure of the Company and restore stability to the Company's operations. The plan is centered around three main priorities: (i) expense and asset control, (ii) investments in processes and systems and (iii) quality, sustainable growth. The plan included an extensive and systematic review of the Company's operations, cost structure and balance sheet aimed at reducing its operating expenses and manufacturing costs while increasing efficiencies, and resulted in the 1996 restructuring charge. This review of the Company's global operations focused on operational and organizational structures and systems, facilities utilization, product rationalization, quality improvements, inventory valuation and accounts receivable balances and related collection efforts.

     At the end of fiscal 1997 and during the first and third quarters of fiscal 1998, the Company recorded additional restructuring charges related to the divestiture of non-core businesses and additional cost-reduction plans, principally consisting of staff reductions within its European operations. The Company's U.S. commercial/industrial direct sales and service business, which was sold in September 1997, constituted the largest non-core business to be divested. The Company elected to exit the commercial/industrial direct sales and service business due to market conflicts with its indirect sales channels (dealers and distributors). This strategic decision allows the Company to focus on partnering with dealers and distributors to promote products in the commercial/industrial markets and thereby lower its distribution and installation costs while improving customer service. In connection with this restructuring plan, the Company planned for the reduction in workforce of approximately 1,200 positions, of which 600 relate to the divestiture of non-core businesses and the remaining positions principally represent the termination of administrative personnel. As of September 30, 1999, approximately 90% of the positions had been eliminated, including the positions associated with the divested business units.

     For a discussion of restructuring and other charges related to the above restructuring, see the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition, and in Note 2 to the Company's Consolidated Financial Statements included therein.

     In connection with its restructuring plans, the Company embarked upon a long-term process improvement and total quality management program internally referred to as "Q3". The program's objective is to provide superior value for customers, stockholders and employees, by establishing a culture of "continuous improvement" in all of the Company's business processes. Q3 is a multi-year, enterprise-wide effort in which the Company is reengineering operations in every function and business unit globally. In connection with Q3, the Company initiated the implementation of a new global enterprise-wide management information system and an extensive internal training program, both of which are expected to significantly enhance global operational efficiencies and improve customer service.

     The Company has been organized into four principal sales organizations which generally correspond to the Company's reportable segments: North America Retail; Europe (Retail and C/I); International (Retail and C/I), which principally consists of Asia Pacific and Latin America; and North America based C/I. Product line management for the Company's EAS products is performed by the EAS Division, which services retail customers and sales organizations as well as coordinating engineering, marketing and quality control. The product line management function for C/I is performed by three products divisions: Access Control Division ("ACD"), Video Products Division ("VPD") and CCTV System Division ("CSD"). The EAS division and ACD, VPD and CSD are supported by a supply chain management organization with responsibility for purchasing, logistics and manufacturing. The Company has announced plans to combine its four sales organizations into two and its four product line management divisions into three.

     The Company also has a Global Source Tagging Division, with responsibility for managing and directing the Company's source tagging initiatives globally. The Global Source Tagging Division is staffed with sales, marketing and technical personnel who work globally with major retailers, manufacturers, packaging companies, licensees, associations and industry consultants to implement and expand the use of source tagging by manufacturers and distributors. This group is also responsible for developing and commercializing "smart" source tagging, i.e., the Company's strategic initiative for incorporating radio frequency identification ("RFID") into traditional EAS source tags to create intelligent source tagging for sensing and tracking of assets.

STRATEGIC MERGERS AND ACQUISITIONS

     The Company has historically increased its presence in a number of the geographic areas in which it markets its products and has expanded into new geographic areas. Additionally, the Company has expanded its business through several strategic acquisitions.

     The Company's strategy to expand internationally also has included the use of distribution arrangements with independent, local businesses in certain countries, and, in some cases, majority owned subsidiaries. The Company has also acquired its distributors in certain countries, e.g., Columbia and Argentina. The Company presently markets its products directly in more than 29 countries throughout North America, Europe and certain Asia/Pacific and South American countries, and, in more than 84 other countries, the Company sells its products to dealers or distributors. The Company will continue to explore expanding into additional countries in the Middle East, Latin America, Asia, Africa and eastern Europe using similar distribution arrangements.

     The Company has expanded its commercial/industrial business through several strategic acquisitions, including Software House, Inc. ("Software House"), a designer and marketer of high-end access control systems; Robot Research, Inc. ("Robot Research"), a manufacturer and marketer of sophisticated CCTV display and transmission systems; and American Dynamics, a manufacturer of CCTV components, switchers and controllers. As a result of these acquisitions, the Company acquired additional product lines to complement its previously existing CCTV and access control products, together with well established dealer/distributor sales channels. These acquisitions have enabled the Company to integrate certain product lines, thereby improving product compatibility and performance.

PRINCIPAL PRODUCTS AND SYSTEMS

     Sensormatic's products and systems are focused in three general categories:

     - EAS systems and devices, consisting of electronic detection units which work in conjunction with specially designed reusable tags and/or disposable labels and label deactivation units, and benefit denial products. These systems and devices are most commonly used by retailers to help prevent shoplifting, reduce inventory shrinkage and enhance or improve merchandising of products.

     - CCTV and video systems, consisting of computer controlled cameras integrated with sophisticated video switching, storage and transmission products which monitor activity throughout an establishment for operational safety and/or theft deterrence and detection purposes.

     - Access control/asset management systems, which are software-based products used to monitor, protect and track people and assets. These systems electronically regulate access to facilities and protect equipment and assets, as well as track products throughout the supply chain.

     Consolidated revenues by principal products and systems for the years ended June 30, 1997, 1998 and 1999, and the three month periods ended September 30, 1998 and 1999, are presented below. The reported amounts, for all principal products and systems, were negatively impacted by foreign currency fluctuations and divestitures. Eliminating the impact of foreign currency fluctuations and divestitures, total revenues increased 3% in fiscal 1997, 8% in fiscal 1998, 6% in fiscal 1999 and 14.5% in the first quarter of fiscal 2000, in each case over the comparable prior period.

            CONSOLIDATED REVENUES BY PRINCIPAL PRODUCTS AND SYSTEMS
                                 (IN MILLIONS)

                                                                         THREE MONTHS
                                                                             ENDED
                                           YEARS ENDED JUNE 30,          SEPTEMBER 30,
                                     --------------------------------   ---------------
                                       1997     1998(1)(2)   1999(2)     1998     1999
                                     --------   ----------   --------   ------   ------
EAS(2).............................  $  533.0     $539.8     $  548.2   $126.3   $130.9
CCTV...............................     314.6      307.1        292.4     63.0     72.2
Access Control/Asset Management....      60.7       32.6         45.0      9.7     13.2
                                     --------     ------     --------   ------   ------
     Subtotal......................     908.3      879.5        885.6    199.0    216.3
Installation, maintenance and
  other............................     117.4      107.4        131.9     28.2     38.3
                                     --------     ------     --------   ------   ------
     Total.........................  $1,025.7     $986.9     $1,017.5   $227.2   $254.6
                                     ========     ======     ========   ======   ======

-------------------------

(1) Includes $11.4 in revenues related to the divested U.S.
    commercial/industrial direct sales and service business, as compared with approximately $80.0 in revenues in the prior years. This impacted CCTV and Access Control product lines.

(2) Increases in Ultra-Max revenue of 19% in fiscal 1998 and 12% in fiscal 1999, partially offset by declines in other EAS system revenues.

EAS Systems

     EAS systems come in many different forms and make use of a number of different technologies. The Company's typical EAS system is comprised of an electronic detection unit, tags and/or labels and a detacher or deactivator. Detection units can be installed directly into floors as pedestals or concealed under floors, mounted on walls or hung from ceilings, and are usually placed in high traffic areas, such as entrances and exits of stores or office buildings, distribution centers and/or checkout lanes. Specially designed and sensitized reusable tags or disposable labels are affixed to or embedded in the merchandise or assets to be protected. When an active tag or label passes through the detection unit, the system sounds an alarm, a light is activated and/or other suitable control devices are set into operation indicating a possible theft in progress. Tags and labels are available in a variety of shapes, sizes and configurations. Tags are easily removed from merchandise using a specially designed detacher, enabling the merchandise or asset to be taken through a controlled zone without incident, and can then be reused. Labels are deactivated by a deactivator positioned at the cash register and are generally disposed of after use. Certain labels can be reactivated with the Company's reactivation devices.

     To satisfy many types of customers on a global basis, the Company offers every EAS technology type available in addition to the Company's proprietary technologies. The following is a description of the principal EAS technologies, as well as the systems and products which incorporate such technologies, offered by the Company.

     Ultra-Max(R) systems utilize a proprietary acousto-magnetic technology which is the most advanced and rapidly growing anti-theft technology in the world. This technology is used in more than 15 different electronic anti-theft systems sold by the Company under various brand names including Pro-Max(R), Floor-Max(R), Euro-Max(TM), Sensor-Max, Mega-Max, MAX Checkout(TM), Ultra-Post(TM), Rapid Pad(TM) and ScanMax(TM). The versatility of Ultra-Max enables it to protect assets, merchandise, people, property and information for retailers and commercial/industrial businesses. The success of Ultra-Max is attributable to its unique combination of features, unobstructed coverage of wide exits, a high "pick rate" or ability to detect labels or tags, ease of deactivation, ability to be reactivated, and ability to work in close proximity to metal. This technology's sophisticated electronic capability and the unique signal from the label or tag virtually eliminate false alarms, a problem often encountered by retailers using other technologies.

     For use in source tagging, the Company markets Ultra-Strip(TM) labels, which are used in conjunction with Ultra-Max systems and have the performance characteristics inherent in the acousto-magnetic technology. Ultra-Strip labels are the smallest EAS labels available with wide exit coverage performance and are offered in a standard and narrow width size. These labels have demonstrated superior pick rates, are compatible with a wide range of packaging materials and product substances, including foil and metal, are unaffected by moisture and are well suited for application in high-speed manufacturing processes.

     SensorStrip(TM) Checkout (the latest generation of AisleKeeper(R)) systems utilize proprietary advanced magnetostrictive technology and standard low frequency electromagnetic technology. These systems are designed to protect high-theft items in supermarkets and hypermarkets around the world as well as bookstores, libraries, health clubs, liquor stores and video stores. The magnetostrictive technology sold by the Company includes SensorStrip Checkout and SensorStrip Checkout Plus (formerly known as AisleKeeper and AisleKeeper II, respectively, in the U.S., and as Checkout Control and Checkout Control II, respectively, in Europe). The SensorStrip Checkout Plus, a relatively narrow exit system, is specially engineered to comply with the Americans with Disabilities Act as well as the European Disabilities Acts. The standard SensorStrip label is a thin micromagnetic wire encapsulated in transparent tape attached to merchandise which is passed around the system during the checkout process or, with certain versions, may be deactivated by a device which can be fitted in the conveyor belt at a checkout station. Like Ultra-Max, Sensormatic's electromagnetic technology supports source tagging programs.

     Microwave systems are anti-shoplifting systems that utilize high radio frequency technology. Microwave systems protect wide exits and are widely used by department stores and soft goods (apparel merchandisers) specialty retailers. These systems are marketed under the names of MicroMax(R), SlimLine(R), and Sensormat(R) II and offer a variety of features and benefits, such as concealed protection which allows for wide exit, flexible installations which can fit in multiple store configurations, and a variety of lightweight tags and labels. Microwave systems are the most widely used technology with soft good retailers and the large base of Microwave system installations represents the largest potential for upgrade to Ultra-Max.

     Swept-RF or swept radio frequency systems utilize low radio frequency technology and are principally used to cover single door exits. The Company markets this technology under the brand name of System One(R). The Company is also a distributor of Swept RF labels from an independent European RF label manufacturer.

     Benefit Denial products are non-electronic anti-theft devices that, when tampered with, can destroy or damage valuable merchandise or otherwise make it unfit for resale or use, thereby reducing the incentive to steal. Benefit denial products can be used alone or in conjunction with other anti-theft systems to provide an incremental level of security for retailers. The Company's Inktag(R) and Microlock(R) products are part of a family of benefit denial products. The Company's Inktag products are fastened to clothing and other soft goods in the retail market. When unauthorized removal of an Inktag product is attempted, the vials of ink inside the unit break and stain the merchandise. The Company's Inktag products are sold primarily to department, specialty, discount and mass merchandise stores. The Microlock product is used to protect items such as eyeglasses and jewelry products by creating physical obstructions to the use of the merchandise until removed. The Microlock product is designed for use primarily in department, specialty, discount, mass merchandise, jewelry, optical and drug stores.

CCTV Systems

     CCTV video surveillance systems are used by a wide variety of businesses, industries and government agencies to protect against inventory shrinkage in retail businesses and for the protection and monitoring of personnel and assets in office and manufacturing complexes, hospitals, casinos, nuclear facilities, warehouses, correctional facilities, airports and numerous other facilities. Sensormatic's CCTV systems can be used alone, integrated with other CCTV components or used in combination with EAS, access control and asset management systems. The following is a description of key CCTV products and systems offered by the Company.

     Video cameras can be used indoors and outdoors to monitor, investigate and record events. The Company offers multiple types of cameras which include fixed cameras, pan/tilt/zoom devices and the more sophisticated SpeedDome(R) Ultra and DeltaDome(TM) programmable dome cameras. These cameras include digital and high resolution color or monochrome features. SpeedDome Ultra and Delta Dome cameras have advanced surveillance features which include the ability to deliver high resolution images of stationary or moving objects and focus on objects at a distance in low light conditions, as well as the ability to acquire, zoom and focus on targets in less than one second. SpeedDome Ultra and Delta Dome cameras may be integrated with other Sensormatic products to create a more comprehensive overall security program.

     Matrix switcher/controller systems are used to switch cameras to view an object in response to an alarm or at an operator's command. The Company markets a full line of matrix switcher/controller systems ranging from systems which can support up to 16 cameras to more complex systems which support more than 1,000 cameras. Matrix switcher/controller systems are marketed under various brand names including high-end video switchers/controllers such as the Mega Power 1024 (1,024 cameras/128 monitors) and AD 168 (168 cameras/12 monitors) used in large complex configurations and the more retail oriented family of products consisting of View, View Manager(R) 16 and View Manager(R) 96, which when used with a Touch Tracker(R) keyboard, can control 8, 16, and 96 cameras, respectively.

     Video multiplexers provide for sophisticated video manipulation of up to 16 video inputs recorded to a single VCR. This technology captures high quality video from multiple cameras, providing for security surveillance of multiple areas within a facility to be viewed on a single video monitor.

     Video transmission systems allow for the capability to remotely view stores, warehouses, and other facilities and are marketed under the SensorLink(TM) PC or

HyperScan(R) Ultra brand names. These video transmission systems are PC based and can be operated over standard telephone lines or ISDN ("Integrated Services Digital Network") lines, allowing users to view video images and/or control and operate cameras, alarm inputs and relay controls from remote locations. SensorLink PC and HyperScan allow users to view up to 16 cameras simultaneously.

     Intelligent Digital Video systems search video recordings, and based on parameters set by the user, locate and playback preprogrammed alarm events, light levels changes or special types of motion normally associated with a security breach. Proprietary video tools provide image magnification and enhancement to further improve alarm event analysis and documentation. The Company's intelligent digital video systems are marketed under the brand name Intellex. A new Intellex unit, designed by the Company and introduced in 1997, won the 1997 "Judge's Choice" award of the Security Industry Association, an association of manufacturers and distributors of security systems and services. Candidates for the "Judge's Choice" award are judged on innovation, the value of the problems solved and needs addressed, ease of product installation and implementation, the number of product strengths and benefits and the value of such benefits.

Access Control/Asset Management Systems

     Access control systems are designed to monitor, control and appropriately authorize passage (pedestrian, asset or vehicular) into and out of designated areas. In a typical access control system application, each individual is issued a badge and inserts or swipes the badge at a door reader to gain access to buildings, rooms and other enclosures. The Company's access control systems offer a variety of features and benefits such as environmental security of people, assets and information, automatic data collection and report generation. Access control systems can be integrated with CCTV and alarm management systems, thus providing for additional security and protection. These versatile systems can also be integrated with ERP (enterprise resource planning) systems providing shared information across many applications.

     The Company offers a full line of access control systems to address a wide range of customers and their requirements. Systems include the C-CURE(R) 80, a scaleable access control and security management system that monitors and controls entrances and exits with fully embedded photo imaging, e-mail and broadcast paging as well as RFID asset tracking and integrated CCTV; and C-CURE 750, a small facility software application that manages access control and alarm monitoring. These systems range in capacities from two readers accommodating 3,000 cardholders up to 2,048 readers accommodating 250,000 cardholders.

Intelligent Tagging and Tracking Systems

     Asset management systems are new and important initiatives within Sensormatic which will utilize "smart" tags that combine the security benefits of conventional EAS tags with the intelligence capabilities of RFID technology. RFID chips provide a miniature database able to store variable data, such as warranty information, time, date, and location of sale or manufacture. Asset tracking systems will combine existing proprietary asset protection and access control applications with RFID tags and software to create a complete range of sensing and tracking solutions which can be used to protect and track assets in commercial/industrial and retail environments. Asset management, service, warranty, lease information, perpetual inventory management and reverse logistics management are some of the applications to be provided by asset tracking systems.

     The Company began test marketing its new C-Cure Trac system in fiscal 1998. C-Cure Trac combines the power and flexibility of the Company's C-Cure database management and reporting system with RFID readers or sensors for the purpose of reading and tracking "smart" tags. These smart tags are RFID transponders that are attached to, or imbedded within, employee access control badges, high value assets, vehicles or other objects. The C-Cure Trac system can function in a stand alone mode, be combined within access control applications, function as a hands-free access control system or be integrated into other security applications.

SALES REVENUE

     The Company's sales revenues are predominantly generated by direct sales and sales-type leases of new products and systems. Additionally, the Company generates sales revenues by export sales of new products and systems to distributors in foreign countries and through the sale of selected new equipment to dealers and system integrators.

     The Company sells its systems on a current, deferred or installment payment basis. Substantially all deferred payment obligations are payable within one year. Installment contract obligations are payable monthly over terms generally up to five years, are subject to stated or imputed interest at prevailing market rates and are generally secured by the purchased equipment. The Company's sales-type leases consist of non-cancelable leases of new equipment, generally with terms of 60 months or greater. The Company believes that offering its customers flexible terms, including long-term financing, is an advantageous competitive marketing program. For each of the three fiscal years in the period ended June 30, 1999 and for the three months ended September 30, 1999, no single customer accounted for 10% or more of the Company's consolidated revenues.

     The Company also leases systems under non-cancelable operating leases. Such leases are generally for terms of 36 to 54 months. Additionally, the Company generates revenues from the installation, service and maintenance of its systems.

MARKETS AND MARKETING STRATEGY

Markets

     The Company principally markets its EAS products and systems directly to retailers. In many retail environments, the use of EAS systems has become a standard operating practice because these products and systems have proven to be a cost-effective method of reducing inventory shrinkage. Inventory shrinkage is often the second largest variable operating expense of retailers, after payroll costs, and normally ranges from 1% to 5% of sales. EAS products and systems help improve a retailer's profitability not only by reducing inventory shrinkage, but also by allowing the use of open merchandising which increases product accessability to customers.

     EAS products and systems were first used by soft goods retailers to protect clothing. Due to technological advances, applications for hard goods merchandise (non-apparel merchandise) have become economical and effective. Hard goods and food retailers, such as supermarkets, hypermarkets, home improvement centers, drug, mass merchandise, optical, music, hardware, book, video, and entertainment stores, have increasingly become users of EAS products and systems. The Company believes that it holds a significant market share of this worldwide EAS market. Retailers also make extensive use of CCTV products and systems to enhance security and the safety of their operations as well as access control systems.

     Several of the newer EAS technologies used by retailers are used in commercial/ industrial markets to protect assets such as personal computers, facsimile and copy machines, telephones, artwork, limited access files and portable laboratory equipment and tools from loss by unauthorized removal. Other specialized applications include the protection of newborn infants in hospitals and patients in nursing homes and other long-term care facilities.

     C/I installations of the Company's CCTV, access control and/or asset management products and systems range from small to medium size businesses to large domestic and international operations and businesses. The Company sells its C/I products and systems to end-user customers primarily through an indirect network of dealers and distributors. This network of dealers and distributors is global in scale and provides comprehensive coverage of the C/I market worldwide. The Company engages in various direct advertising and marketing activities to stimulate demand for its products and partners with the dealers and distributors to fulfill the needs of end-user customers.

     The Company has a broad range of electronic security products and systems, and the Company's customers in general are increasingly receptive to the Company's ability to design, supply, install and service integrated security systems that combine the technologies of the Company's various products and systems. The Company's installed base of customers (i.e., customers at which the Company's products are installed) includes a substantial majority of the top 100 retailers in the world, as well as more than half of the global Fortune 500 companies.

Marketing Strategy

     The Company's principal marketing strategies are as follows:

     RECURRING LABEL SALES. The sale of EAS systems and devices to hard goods retailers has been growing significantly in recent years and the Company believes that there is potential for continued growth. Hard goods merchandise is protected with labels which leave the store with the merchandise, representing a source of recurring revenues to the Company. Labels may be self-adhesive, stick-on labels which are attached to merchandise by the retailer or applied at the point of manufacture or distribution.

     SOURCE TAGGING. The Company has formed relationships with manufacturers, packaging companies and a number of its retail customers around the world, from virtually all retail segments (including department stores, specialty apparel, discount, drug stores, hypermarkets, food, multi-media, home improvement and automotive parts stores), to apply EAS labels during the manufacturing or packaging process. Source tagging is intended to help retailers increase product sales and profitability through open merchandising and product exposure, reduced shrinkage and reduced costs by eliminating the need for sales associates to apply security tags and labels to merchandise. Currently, nearly 1,000 vendors in the U.S. and approximately 2,300 worldwide participate in source tagging with the Company's EAS technologies. The Company estimates that in fiscal 1999, these suppliers provided U.S. and international retailers with more than 1 billion source tagged items, which represents 33% of total Company EAS label sales. Source tagging programs are expected to grow at a rapid pace in fiscal 2000. The increased utilization of source tagging is expected to result in increased label sales and/or royalty income as well as increased sales of systems and deactivators.

     LICENSING LABEL PRODUCTION. The Company has entered into license agreements with leading label producing companies to manufacture the Company's Ultra-Strip labels. The Company believes that its licensing programs will allow it to gain efficiencies in label manufacturing, distribution and application for source tagging that are expected to reduce the overall cost of source tagging programs to retailers and suppliers as well as reduce the Company's capital investment in label manufacturing. This licensing is also intended to provide customers with multiple sources of EAS labels, and to increase the level of research and development resources directed to these technologies. These programs are expected to result in a broader distribution of Ultra-Strip labels and, therefore, facilitate the growth of Ultra-Max technology, as well as allow Sensormatic to focus on systems and security solutions. Royalty fees to be paid based on sales generated by the licensees will provide recurring revenue to the Company.

     PRODUCT CHOICE. The Company's marketing and sales efforts are focused on offering choice to retailers, recognizing that there are different technologies for different circumstances. Each technology has its advantages and disadvantages. While Ultra-Max is the newest and fastest growing technology with broad utilization, and the most often recommended by the Company, the Company offers a broad range of EAS technologies in order to comply with the customer's choice.

     COMMERCIAL/INDUSTRIAL MARKET. Through its sales and marketing personnel dedicated to C/I customers, the Company intends to further gain market share in the expanding commercial/industrial market. C/I sales personnel will continue to build the breadth and quality of the Company's network of dealers and distributors to sell and market the Company's broad portfolio of products. In addition, the Company plans to focus on improving levels of customer service and support to its dealers and distributors. The foundation of the Company's C/I strategy is to provide high value products that easily integrate to meet customer needs. It is the Company's objective to become the sought after provider of products and services for commercial/industrial customers.

SALES AND SERVICE ORGANIZATION AND DISTRIBUTION

     At June 30, 1999, the Company employed approximately 2,460 sales and customer engineering personnel worldwide to market and service its products directly to retail and commercial/industrial customers. In addition, the Company's products are marketed and serviced by a large network of sales and customer engineering personnel employed by dealers and distributors throughout the world. Sales and service personnel are directed from offices located throughout the U.S. and in more than 113 countries worldwide. The Company believes that a major factor in its success has been its extensive and experienced sales and service organization.

     The Company has organized its sales force into specialized sales groups to market its systems to specific customer groups. For example, in addition to its sales and marketing personnel dedicated to C/I customers and the Global Source Tagging Division, retail specialized sales groups have been created to target the supermarket industry and key soft goods retailers in the U.S. Similar specialized sales groups, concentrating on self-service stores and hypermarkets, have been formed in Europe. The Company will continue to specialize its sales force and believes such specialization will accelerate its success in marketing to targeted user groups and provide improved customer service. The Company has an indirect sales force dedicated to C/I customers which supports dealers and distributors in promoting the Company's products and engages in national marketing.

BACKLOG

     As of September 30, 1998 and 1999, the Company had a backlog of orders of $45.8 million and $48.2 million, respectively. Backlog includes only expected revenues from firm orders which are expected to be installed or delivered within one year. Backlog at any time is not necessarily indicative of the level of business to be expected in the ensuing period.

SEASONAL ASPECT OF THE BUSINESS

     Although the business of the Company is not necessarily seasonal, it has been the Company's experience, with respect to its worldwide retail customers, that new orders and installations generally decrease during the December through February period. The Company believes this is attributable to the focus by retail store management on the holiday selling season and year-end inventory analysis during this period. Additionally, the traditional European vacation period during the months of July and August results in a general decline of new orders and installations during this period.

PATENTS AND RELATED RIGHTS

     As of June 30, 1999, the Company owned or was the exclusive licensee of 253 active patents issued by the U.S. Patent and Trademark Office (as well as 441 corresponding foreign patents). These patents cover a variety of inventions and features, including the Company's acousto-magnetic (Ultra-Max), electromagnetic, microwave, swept-RF systems and CCTV systems. The Company had 73 patent applications pending in the U.S. for various other inventions relating to its products. Patents corresponding to many of the U.S. patents have been issued or are pending in various foreign countries. There can be no assurance that any patents will be issued to the Company on any of its pending applications. The Company is also a non-exclusive licensee under certain patents issued in the U.S. and various foreign countries relating to the manufacture, use and sale of certain labels for use with its electromagnetic systems.

     The Company does not make any representation as to the scope, validity or value of any patents which have been or may be issued or licensed to it or as to the possible infringement by its products on patents owned by others.

     Although the Company's patent program is important, the Company believes that because of its technical knowledge and experience, the abilities of its established and experienced sales and service organization and its leadership position in its industry, it is not dependent upon patent protection to maintain its leadership in the electronic security industry.

SUPPLY CHAIN OPERATIONS AND DISTRIBUTION

     The Company's major production facilities are located in Puerto Rico, Florida and Ireland. The Company also has a manufacturing facility in Brazil and does limited final assembly and testing at its San Diego facility. The Puerto Rico facility is the Company's largest and accounts for two-thirds of the Company's manufacturing personnel. The Boca Raton, Florida facility specializes in label production. The operation in Cork, Ireland allows the Company to manufacture a wide range of products closer to its large European customer base. Fabrication of many of the Company's C/I products is sub-contracted to local manufacturing facilities near the C/I divisions located in Massachusetts and California, while hard tag production is sub-contracted to low cost, high quality suppliers in Mexico and China.

     The Company's strategy is to maintain critical manufacturing processes in-house and to form alliances with independent manufacturing partners to produce certain products and components at the lowest possible cost. This in-house capability, combined with such alliances, provides control over costs, quality and responsiveness to the demands of the market which results in a distinct competitive advantage. Independent suppliers provide various component products and materials used to manufacture the Company's products, and also manufacture certain component parts and label products to the Company's specifications. A core supplier base of approximately 180 major suppliers, representing 98% of purchasing dollars, has been established worldwide to maintain generally a reliable flow of quality materials at the lowest possible cost.

     Certain magnetic materials used in the manufacture of Ultra-Max labels and tags are currently purchased from one supplier, Vacuumschmelze GmbH ("Vacuumschmelze"). While there are potential alternatives to the supply of such materials by Vacuumschmelze, the loss or disruption of this source of supply could result in increased costs or product shortages or otherwise materially adversely affect the Company's business. The Company has been pursuing development of alternate materials for use in the Company's Ultra-Max labels and additional sources of supply. The Company and Vacuumschmelze are currently engaged in litigations with AlliedSignal, Inc. ("AlliedSignal") initiated by AlliedSignal's claiming certain patent rights pertaining the magnetic material supplied by Vacuumschmelze to the Company. See the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, Item 3. Legal Proceedings, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, Part II, Item 1. Legal Proceedings.

     The Company has improved, and expects to continue to improve, its production efficiencies and cost structures through new processes, increased automation and improved product designs. Such improvements, particularly to increase capacity and lower product costs of EAS products, have required additional capital investment for new production equipment.

     The Company's consolidation program for its warehousing and distribution locations, which commenced in fiscal 1998, will be completed during the first half of fiscal 2000. This consolidation strategy leverages the use of third party logistics service providers, enabling the Company to capitalize on "best in class" logistics services and resources. The number of warehouses has been reduced significantly during this period.

COMPETITION

     The electronic security industry continues to be highly competitive. There are many alternatives available to protect people and assets, in addition to the use of EAS, CCTV and access control systems. These alternatives include, among other things, guards and private detective services, mirrors, burglar alarms and other magnetic and electronic devices, and services combining some or all of the above elements. To the Company's knowledge, there are several other companies that market EAS equipment to retail stores directly or through distributors, such as Sentry Technology Corporation in the U.S.,

Checkpoint Systems, Inc. in the U.S., Europe, Latin America and Asia, and Meto AE and Nedap B.V. in Europe, all of which are principal competitors of the Company. With respect to CCTV system components, there are numerous companies, including Philips, Panasonic and Pelco, that market directly or through distributors such equipment to both retail and non-retail customers. There are many competing companies in the sale of access control systems, including CardKey Inc., Westinghouse Electronic Corporation, Northern Computers Inc. and Casi-Rusco Inc.

     The Company competes in marketing its systems and products principally on the basis of product performance, multiple technologies, service and price. Price competition has been especially intense in recent years. There can be no assurance that other firms with greater financial and other resources may not enter into direct competition, or expand the scope of their existing competition, with the Company, nor that new technologies will not be developed and introduced into the market place, which could adversely affect the Company's business.

PRODUCT RESEARCH, DEVELOPMENT AND ENGINEERING

     Although research, development and engineering expenditures decreased slightly during fiscal 1999 when compared to fiscal 1998, over the past decade, these expenditures have trended upward. The increase in these activities has resulted in the continued broadening of the systems and technology offered by the Company, resulting in the expansion of the applications and customer base for the Company's systems. New product development in all product categories continues to be a high priority for the Company. During fiscal 1999, the Company introduced 30 new or enhanced EAS products, while eliminating 136 products from its portfolio. Additionally, during fiscal 1999, the Company introduced 30 new or enhanced video and access control products.

     The Company has strengthened its research, development and engineering activities by increasing its investment in sophisticated engineering equipment, expanding key consulting relationships throughout the world and substantially increasing its professional engineering staff, with particular emphasis on magnetic materials research, digital signal processing, RF data transmission and software development skills. Several of the Company's EAS systems depend on the use of magnetic materials and the Company has liaisons with many key research centers throughout the world. Software is another major element in the Company's new product designs and manufacturing processes.

     In fiscal 1997, 1998 and 1999, the Company incurred approximately $24.5 million, $27.2 million and $25.8 million, respectively, and in the three months ended September 30, 1998 and 1999 the Company incurred approximately $7.2 million and $6.3 million, respectively, for research, development and engineering costs. The reduced level in fiscal 1999 when compared to 1998 was due to the Company's efforts to outsource certain products resulting in a reduction in the associated research, development and engineering expenses. Planned consolidations and product rationalizations resulted in reduced spending levels during fiscal 1997. During fiscal 2000, the Company expects spending for research, development and engineering to be approximately 15% higher than in fiscal 1999.

GOVERNMENTAL REGULATION

     The sale and use of the Company's products are subject to regulation by governmental authorities having jurisdiction over the sale and use of electronic and communication equipment or health and safety standards. Such products are in compliance with currently applicable requirements and standards under the regulations of government authorities in the U.S., in countries in which the Company markets such products directly or through its subsidiaries and in many other countries. In particular, EMF emissions from the Company's EAS systems are within the levels permitted by the current U.S. safety standards applicable to such equipment. Although there can be no assurance that rules or regulations establishing more restrictive standards will not be adopted by government authorities in the U.S., the Company believes that the EMF levels generated by the EAS systems it markets will remain within any such new safety standards which may be established. In addition, in view of the Company's high level of business activity in the EU, the Company actively participates in the development of evolving technical standards issued by CENELEC and ETSI. As of January 1, 1996 new standards were required to be met to apply the CE Mark to market products in the EU, and the Company certified its products to the CE Mark requirements. Meeting CE Mark requirements includes meeting standards established by CENELEC, ETSI and other standard-setting organizations. In addition, the EU Council of Health Ministers recently recommended basic guidelines for exposure to EMF emissions. These guidelines contemplate that standards relating to measurement methods, duration of exposure and other criteria must be developed by member states and/or international bodies such as CENELEC to implement such guidelines. These guidelines, together with such standards as are developed, would be subject to adoption, as presented or with modifications, by individual countries. The Company is actively working with CENELEC to help develop such standards relating to EAS and related products. The Company expects that the products it markets will comply with such standards as may be developed implementing the basic guidelines, if and when such standards and guidelines have been adopted by individual countries.

     Such standard-setting organizations are continually considering the establishment of new standards and reconsidering existing standards, including health and safety standards. There can be no assurance that adverse changes or amendments to existing regulations or standards, or new adverse regulations or standards, will not be adopted, or that all products of the Company subject to regulations or standards will meet the requirements of all such regulations and standards in all countries in which the Company desires its products to be marketed.

     The U.S. FDA has been examining effects of various devices, including EAS systems, on implantable medical devices. The FDA has issued a physician advisory letter recommending that patients with implantable medical devices avoid lingering near, or leaning on, EAS systems. FDA staff members indicated, in connection with the release of such letter, that the FDA does not view interactions with EAS systems as representing a significant public health hazard and made reference to the large number of people passing through such systems each day in relation to the small number of reported incidents. Manufacturers of implantable medical devices, as well as the Company and the International Electronic Article Surveillance Manufacturers Association (of which the Company is a member), have long offered the same advice as was given by the FDA. An American Heart Association Science Advisory also agreed with the FDA recommendations, as did statements recently issued by the European Society of Cardiology and the U.K. Medical Devices Agency. The Company is also aware of other studies as to whether any hazards are posed to wearers of implantable medical devices by EAS systems. While the Company believes there to be substantial evidence that no health hazard is posed by the interactions between the Company's EAS systems and such medical devices, including opinions expressed by leading physicians, and has presented such evidence to the FDA, and offers such evidence to persons conducting such studies, there can be no assurance that such studies will not result in the publication of adverse report, the recommendation of precautionary measures and/or the adoption of regulations which could adversely affect the Company. The Company is also aware of prior attempts by one of its competitors to generate adverse publicity regarding this issue. There can be no assurance that such attempts will not adversely effect the Company.

EMPLOYEES

     As of September 30, 1999, the Company employed approximately 5,700 persons worldwide. The Company also uses temporary staff, particularly in manufacturing areas, to balance workload during peak periods.

PROPERTIES

     Domestically, the Company owns or leases facilities in Florida, Georgia, Puerto Rico, California, Massachusetts and New York for executive, marketing, product development, manufacturing and warehousing activities. The Company also leases space in various locations throughout the U.S. for sales and customer engineering offices and warehouse space in order to most effectively serve its customers.

     The Company's international subsidiaries own or lease office and warehouse space for their operations. The principal facilities are located in Argentina, Australia, Belgium, Brazil, Canada, France, Germany, Ireland, Italy, Mexico, The Netherlands, Singapore, Spain, Sweden and the U.K. Additionally, the Company sub-contracts manufacturing in Mexico and China.

     The Company considers its key properties identified above as suitable to its business and, in general, adequate for its current and near-term needs.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The terms of the Preferred Stock are set forth in the Certificate of Designations (the "Certificate of Designations") which has been filed with the Secretary of State of the State of Delaware as required by the Delaware General Corporation Law (the "DGCL"). The following summarizes all material provisions of the Certificate of Designations and the Registration Rights Agreement, but it does not summarize all of the provisions of such documents, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part and copies of which are available from the Company upon request. See "Available Information".

     The Company is authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, of which 690,000 shares are outstanding on the date of this Prospectus. The Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation") authorizes the Board of Directors, without stockholder approval, to issue classes of preferred stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors. The Board of Directors has adopted resolutions creating a maximum of 690,000 shares of Preferred Stock pursuant to the Certificate of Designations. All of such shares are issued and outstanding and fully paid and non-assessable, and the holders thereof do not have any subscription or preemptive rights related thereto. BankBoston, N.A. is transfer agent and registrar (the "Transfer Agent") for the Preferred Stock.

     BankBoston, N.A. is also Depositary Agent for the Depositary Shares. The Company does not expect that there will be any public trading market for the Preferred Stock except as represented by the Depositary Shares. See "Description of Depositary Shares."

RANKING

     The Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after the date of this Prospectus by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Company established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). The Preferred Stock is subject to the issuance of series of Junior Securities, Parity Securities or Senior Securities, provided that the Company may not issue any new class of Parity Securities or Senior Securities without the approval of the holders of at least 66 2/3% of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

     In addition, the Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company. See "Risk
Factors -- Subordination of the Preferred Stock".

DIVIDENDS

     Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 6 1/2% of the liquidation preference per share of Preferred Stock, payable quarterly. All dividends will be cumulative, whether or not earned or declared, on a daily basis from April 13, 1998, the date of issuance of the Preferred Stock, and are payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, commencing on July 1, 1998 (each, a "Dividend Payment Date").

     Dividends are payable to holders of record of the Preferred Stock on the stock register of the Company on the record date for such purpose fixed by the Board of Directors of the Company, which shall not be less than 10 nor more than 60 days preceding the Dividend Payment Date. Dividends will be computed on the basis of a 360-day year of twelve

30-day months and the actual number of days elapsed in any period of less than one month.

     Dividends are payable (i) in cash, (ii) by delivery of shares of Common Stock to holders (based upon 95% of the Average Stock Price (as defined below)) or (iii) through any combination of the foregoing. If the dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each Dividend Payment Date will be determined by dividing the total dividend to be paid on each share of Preferred Stock by 95% of the average of the high and low sales prices of the Common Stock as reported by the NYSE, or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date related to such Dividend Payment Date (the "Average Stock Price"). The Transfer Agent is authorized and directed in the Certificate of Designations to aggregate any fractional shares of Common Stock that are issued as dividends, sell them at the best available price and distribute the proceeds to the holders in proportion to their respective interests therein. The Company will pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions.

     Except as set forth in the following sentence, no dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Preferred Stock.

     Certain of the Company's current financial agreements contain, and future financial agreements or other agreements relating to indebtedness, Senior Securities or Parity Securities to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Preferred Stock. See "Risk Factors -- Restrictions on the Company's Ability to Pay Cash Dividends" and "Description of Certain Indebtedness".

OPTIONAL REDEMPTION

     The Preferred Stock will be redeemable for cash on or after April 4, 2001, at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with all accumulated and unpaid dividends (including an amount in cash or shares of Common Stock equal to a prorated dividend for the period from the dividend payment immediately prior to the redemption date to the redemption date) and unpaid Liquidated Damages, if any, to the redemption date. The redemption prices (expressed as percentages of liquidation preference) are as follows for shares of Preferred Stock redeemed during the twelve-month period beginning on April 4 of the years indicated:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................   103.71%
2002........................................................   102.79%
2003........................................................   101.86%
2004........................................................   100.93%
2005 and thereafter.........................................   100.00%

     No optional redemption may be authorized or made unless prior thereto full unpaid cumulative dividends shall have been paid in cash or Common Stock. In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company.

CONVERSION RIGHTS

     Each share of Preferred Stock is convertible at any time on or after July 13, 1998, at the option of the holder thereof, into Common Stock of the Company, at a conversion rate equal to $250.00 (the liquidation preference per share of Preferred Stock) divided by the conversion price, except that the right to convert shares of Preferred Stock called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption.

     The initial conversion price is $19.52 per share of Common Stock. The conversion price will be subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company, other than the payment of dividends in Common Stock on the Preferred Stock; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (determined as provided in the Certificate of Designations); (iii) subdivisions, combinations and reclassifications of Common Stock; and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and dividends and distributions paid in cash out of the retained earnings of the Company, unless the sum of all such cash dividends and distributions made and the amount of cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Company or any of its subsidiaries, in each case within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the product of the then current market price of the Common Stock times the aggregate number of shares of Common Stock outstanding on the record date for such dividend or distribution).

     No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then par value per share of the Common Stock. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In the case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each share of Preferred Stock then outstanding would become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

     No fractional shares of Common Stock will be issued upon conversion; in lieu thereof, the Company will pay a cash adjustment based upon the then-current market price of the Common Stock.

     The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date. A share of Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable on such Dividend Payment Date, unless such share of Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Preferred Stock called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date. No payment or adjustment will be made upon conversion of shares of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

SPECIAL CONVERSION RIGHTS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, as defined below, each holder of shares of Preferred Stock will have the option, during the period commencing on the date that the applicable Change of Control Notice (as defined below) is mailed to holders of the Preferred Stock and ending at the close of business on the 45th day thereafter (the "Special Conversion Date"), to convert all, but not less than all, of such holder's shares of Preferred Stock into Common Stock at a conversion rate equal to $250.00 (the liquidation preference per share of Preferred Stock) divided by the Special Conversion Price (as defined below).

     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of the Company, unless (i) the closing price per share of Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the conversion price of the Preferred Stock in effect on each such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting a Change of Control pursuant to this clause (c) consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Preferred Stock becomes convertible solely into such common stock (and any rights attached thereto); or (d) the first day on which more than one-third of the members of the Board of Directors of the Company (excluding any directors elected by the holders of the Preferred Stock following a Voting Rights Triggering Event) are not Continuing Directors (as defined herein).

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date of original issuance of the Preferred Stock or (b) was nominated for election to the Board of Directors with the approval of at least two thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election, but in any event excluding any directors elected by the holders of the Preferred Stock following a Voting Rights Triggering Event.

     "Special Conversion Price" means the higher of (a) the Market Value of the Common Stock and (b) $10.67 per share (which is equal to 66 2/3% of the last reported sale price of the Common Stock on April 6, 1998, the date of the Offering Memorandum with respect to the April 13, 1998 Offering), which amount, in the case of this clause (b), shall be adjusted each time that the conversion price is adjusted so that the ratio of such amount (as so adjusted) to the conversion price (as so adjusted) equals the ratio of $10.67 to the initial conversion price.

     "Market Value", with respect to the Common Stock, means the average of the Closing Prices (as defined herein) of the Common Stock for the five trading days ending on the last trading day preceding the date of occurrence of the Change of Control.

     "Closing Price", with respect to the Common Stock on any trading day, means the last reported regular-way sale price of the Common Stock on the NYSE, or if the Common Stock is not then listed on the NYSE, the last reported regular-way sale price of the Common Stock on the principal stock exchange or market of the Nasdaq Stock Market on which the Common Stock is then listed or traded, or if the Common Stock is not then listed or traded on any such stock exchange or market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Company for that purpose.

     Within 15 days after a Change of Control, the Company will mail to each holder of shares of the Preferred Stock a notice (a "Change of Control Notice") setting forth the details of the Change of Control and the special conversion rights occasioned thereby, together with all information required by federal and state securities laws to permit such holder to determine whether or not to convert such holder's shares of Preferred Stock. Exercise by a holder of such holder's special conversion right following a Change of Control is irrevocable, except that a holder may withdraw its election to exercise such holder's special conversion right at any time prior to the close of business on the Special Conversion Date by delivering a written or facsimile transmission notice to the Transfer Agent at the address or facsimile number specified in the Change of Control Notice. Such notice, to be effective, must be received by the Transfer Agent prior to the close of business on the Special Conversion Date. All shares of Preferred Stock tendered for conversion pursuant to holders' special conversion rights as described herein and not withdrawn will be converted at the close of business on the Special Conversion Date.

     Except as described herein, the Certificate of Designations does not provide the holders of the Preferred Stock with any special protection in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Preferred Stock or the Common Stock, but that would not constitute a Change of Control.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, $250.00 per share, plus an amount in cash equal to accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any payments are made or assets are distributed on any Junior Securities, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends and Liquidated Damages to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designations for the Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

VOTING RIGHTS

     Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations. The Certificate of Designations provides, however, that if dividends on the Preferred Stock are in arrears and unpaid for six quarterly periods (whether or not consecutive) (a "Voting Rights Triggering Event"), then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of the majority of the then outstanding shares of Preferred Stock, voting separately as a class, to elect two directors. Such voting rights will continue until such time as all dividends and Liquidated Damages, if any, in arrears on the Preferred Stock are paid in full and the Company has paid dividends in full on the two consecutive Dividend Payment Dates following the payment of such arrearage. In addition, the Certificate of Designations provides that, except as stated above under "-- Ranking", the Company will not authorize any class of Senior Securities or Parity Securities without the approval of holders of at least 66 2/3% of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that the Company may not amend the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of the Preferred Stock or authorize the issuance of any additional shares of Preferred Stock, Parity Securities or Senior Securities without the approval of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if the Company is not the resulting entity, the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event has occurred and is continuing; provided, however, that the foregoing shall not be applicable to any transaction that constitutes a Change of Control.

COVENANT TO REPORT

     Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company has agreed to file with the Commission such information, documents and reports as a public company is required to file, or as is required as a condition to the availability of Rule 144 under the Securities Act or the use of registration statements on Forms S-2 and S-3. The Company is required to furnish to the holders of Preferred Stock such notices, information and data as the Company provides to the holders of the Common Stock and such other information as such holders may reasonably request. In addition, the Company will furnish to the holders of the Preferred Stock, prospective purchasers of shares of Preferred Stock and securities analysts, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company agreed to file the Shelf Registration Statement covering resales of Transfer Restricted Securities (as defined below) by holders thereof (who satisfied certain conditions relating to the provision of information to the registrant) on or prior to 60 days after the consummation of the offering of Preferred Stock (and the related Depositary Shares), and to use its reasonable best efforts to cause the Shelf Registration Statement to become effective on or prior to 120 days after such consummation date.

     "Transfer Restricted Securities" for this purpose, means each Depositary Share, each share of 6 1/2% Convertible Preferred Stock and each Common Share (including Dividend Shares and Liquidated Damages Shares) until (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (b) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

     The Registration Statement of which this Prospectus forms a part constitutes the Shelf Registration Statement. The Company is obligated to use its best efforts to maintain the effectiveness of the Shelf Registration Statement for a period ending on the earlier of (i) the date when there are no longer any Transfer Restricted Securities included in the Shelf Registration Statement, or (ii) the second anniversary of the effectiveness of the Shelf Registration Statement, provided, that the Company will have the option of suspending the effectiveness of the Shelf Registration Statement for one period of up to 30 trading days if the Board of Directors of the Company determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have a material adverse effect on the Company. If the Shelf Registration Statement ceases to be effective or usable for a period of ten consecutive trading days or for any 30 trading days in any 180-day period in connection with resales of Transfer Restricted Securities (subject to the Company's option of suspending the effectiveness of the Shelf Registration Statement without becoming obligated to pay Liquidated Damages, as described above) (a "Registration Default"), then the Company will pay to each holder of Transfer Restricted Securities liquidated damages ("Liquidated Damages") at an annual rate of $0.625 per $250 liquidation preference of the Preferred Stock (or $0.0625 per $25.00 liquidation preference of Depositary Shares) constituting Transfer Restricted Securities, which shall accrue from the date of the Registration Default until such Registration Default is cured. All accrued Liquidated Damages will be payable, at the option of the Company, (1) in cash, (2) by delivery of shares of Common Stock, or (3) through any combination of the foregoing. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                        DESCRIPTION OF DEPOSITARY SHARES

     Each Depositary Share represents a one-tenth interest in a share of Preferred Stock deposited under the Deposit Agreement ("Deposit Agreement"), among the Company, BankBoston, N.A., as depositary agent (the "Depositary Agent"), and the holders from time to time of Depositary Receipts issued thereunder. The principal executive office of the Depository Agent is located at 100 Federal Street, Boston, Massachusetts 02110. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled proportionately to all of the rights and preferences of the shares of Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the Company's Certificate of Incorporation and the Certificate of Designations and summarized above under "Description of Preferred Stock". The Company does not expect that there will be any public trading market for the Preferred Stock except as represented by the Depositary Shares.

     The Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement (which contains the form of Depositary Receipt), a copy of which is available from the Company, upon request. See "Available Information".

ISSUANCE OF DEPOSITARY RECEIPTS

     Certificates representing the Preferred Stock were deposited with the Depositary Agent immediately prior to the April 13, 1998 Offering, and the Depositary Agent executed and delivered the Depositary Receipts to the Company. The Company, in turn, delivered the Depositary Receipts to the Initial Purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary Agent, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole shares of Preferred Stock represented by such Depositary Shares. Owners of Depositary Shares are entitled to receive only whole shares of Preferred Stock on the basis of one share of Preferred Stock for each ten Depositary Shares. In no event will fractional shares of Preferred Stock (or cash in lieu thereof) be distributed by the Depositary Agent. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary Agent will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     The Company has not applied and does not intend to apply for the listing of the Depositary Shares or the Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market.

CONVERSION AND CALL PROVISION

     CONVERSION AT THE OPTION OF HOLDER. As described under "Description of Preferred Stock -- Conversion Rights", the Preferred Stock may be converted, in whole or in part, into shares of Common Stock at the option of the holders of Preferred Stock at any time after July 13, 1998, unless previously redeemed. The Depositary Shares held by any holder may, at the option of such holder, be converted in whole or from time to time in part (but only in lots of ten Depositary Shares or integral multiples thereof), into shares of Common Stock upon the same terms and conditions as the Preferred Stock, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of one share of Preferred Stock divided by ten. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank, to the Depositary Agent or its agent. A Depositary Share surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable with respect to such Depositary Share on such Dividend Payment Date, unless such Depositary Share has been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a Depositary Share called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied.

     If only a portion of the Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion of Depositary Shares, and, if such conversion would otherwise result in a fractional share of Common Stock being issued, in lieu thereof, the holders of such Depositary Shares will receive a cash adjustment based upon the then-current market price of the Common Stock.

     After the date fixed for conversion or redemption, the Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except that the holder of such Depositary Shares shall be entitled to receive any money or other property to which the holders of such Depositary Shares were entitled upon such conversion or redemption, upon surrender to the Depositary Agent of the Depositary Receipt or Receipts evidencing such Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary Agent will distribute all dividends or other distributions in respect of the Preferred Stock to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders. See "Description of Preferred Stock -- Dividends".

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary Agent on account of taxes.

RECORD DATE

     Whenever (i) any dividend or other distribution shall become payable, any distribution shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Depositary Agent shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of any election on the part of the Company to call for redemption of any Preferred Stock, the Depositary Agent shall in each such instance fix a record date (which shall be the same date as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

VOTING OF DEPOSITARY SHARES

     Holders of record of Depositary Shares have no voting rights, except as required by law and as provided in the Certificate of Designations in respect of the Preferred Stock, as described under "Description of Preferred
Stock -- Voting Rights".

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary Agent. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holder as stated under "Charges of the Depositary Agent"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been given to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, to receive Preferred Stock or, upon conversion of the Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by the Company, the Depositary Agent will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the date fixed in such notice for such termination. The Depositary Agent may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Depositary Agent shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary Agent thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary Agent will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary Agent may sell the Preferred Stock then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary Agent without appointing a successor depositary.

CHARGES OF THE DEPOSITARY AGENT

     The Company will pay all charges of the Depositary Agent, including charges in connection with the initial deposit of the Preferred Stock, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock are entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Depositary Receipts, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of the holders of Depositary Receipts or persons depositing Preferred Stock.

GENERAL

     The Depositary Agent will make available for inspection by holders of Depositary Receipts at its corporate trust office all reports and communications from the Company that are delivered to the Depositary Agent and made generally available to the holders of the Preferred Stock.

     Neither the Depositary Agent nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

FORM, DENOMINATION AND REGISTRATION

     GLOBAL SHARES; BOOK ENTRY FORM. The Depositary Shares have been issued in the form of one or more global certificates (collectively, the "Global Certificate") which have been deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Owners of a beneficial interest in the Global Certificate may hold their interest in the Global Certificate directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Certificate held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear though or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Certificate, Cede & Co. for all purposes will be considered the sole holder of the Global Certificate. Subject to certain conditions, owners of beneficial interests in the Global Certificate are entitled to have Depositary Share certificates registered in their names and to receive physical delivery of certificates in definitive form (the "Definitive Securities").

     Payment of dividends in cash on and any redemption price with respect to the Global Certificate will be made to Cede & Co., the nominee of DTC, as registered owner of the Global Certificate, by wire transfer of immediately available funds on each Dividend Payment Date or redemption date, as applicable. If dividends to be paid on any Dividend Payment Date are paid in shares of Common Stock, payment of such dividends with respect to the Global Certificate will be made to Cede & Co., the nominee of DTC, as registered owner of the Global Certificate, by delivery of one or more certificates representing the shares of Common Stock to be issued to the holder of the Global Certificate on any such Dividend Payment Date. Neither the Company nor the Transfer Agent have or will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

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

     The Company has been informed by DTC that, with respect to any payment of dividends on, or the redemption price with respect to, the Global Certificate, DTC's practice is to credit Participants' accounts on the payment date therefor, with payments in amounts proportionate to their respective beneficial interests in the Depositary Shares represented by the Global Certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Depositary Shares represented by the Global Certificate held through such Participants are and will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Certificate to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Depositary Shares represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Transfer Agent have or will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Depositary Shares (including, without limitation, the presentation of Depositary Shares for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Certificate are credited, and only in respect of the Depositary Shares represented by the Global Certificate as to which such Participant or Participants has or have given such direction.

     DTC has also advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a security depository, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Depositary Shares to be issued in definitive form in exchange for the Global Certificate.

     CERTIFICATED DEPOSITARY SHARES. Investors in the Depositary Shares may request that certificated Depositary Shares be issued in exchange for Depositary Shares represented by a Global Certificate. Furthermore, Definitive Securities may be issued in exchange for Depositary Shares represented by the Global Certificate if no successor depositary is appointed by the Company as set forth above.

     Unless determined otherwise by the Company in accordance with applicable law, Definitive Securities issued upon transfer or exchange of beneficial interests in Depositary Shares represented by the Global Certificate will bear a legend setting forth transfer restrictions under the Securities Act. Any request for the transfer of Definitive Securities bearing the legend, or for removal of the legend from Definitive Securities, must be accompanied by satisfactory evidence, in the form of an opinion of counsel, that such transfer complies with the Securities Act or that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act, as the case may be.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended.

     The Company's authorized capital stock consists of 125,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There are no cumulative voting rights. Unless otherwise required by law, the affirmative vote of a majority of the votes cast is required to authorize stockholder actions, except that a plurality of the votes cast determines the election of directors and the affirmative vote of at least 80% of the voting stock of the Company is required to authorize certain other actions as described below. The Common Stock has no preemptive, conversion, redemption or other similar rights. Upon liquidation of the Company, subject to any preferential liquidation rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock would be entitled to share ratably in the net assets available for distribution to stockholders. Subject to any preferential dividend rights of any outstanding Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor.

     The Company's Board of Directors is classified into three classes of directors, each consisting as nearly as possible of one-third of the total number of directors. The term of office of one of the three classes terminates each year, and each class is elected for a three-year term.

     Under certain circumstances, the holders of at least 80% of the outstanding voting stock of the Company must approve (a) any merger or consolidation with, any disposal of a substantial part of the assets of the Company or any subsidiary to, or any issuance or sale by the Company or a subsidiary of any stock of the Company or a subsidiary to, a beneficial owner of 5% or more of the outstanding voting stock of the Company, unless such transaction is approved by the Board of Directors and a majority of the directors so approving are continuing directors (as defined in the Restated Certificate of Incorporation), (b) any dissolution of the Company, any offer by the Company to purchase its shares, or any reclassification, recapitalization or other transaction designed to decrease the number of holders of shares of the Company's voting stock, if any person or entity is then the beneficial owner of 5% or more of the outstanding voting stock of the Company, unless such action is approved by the Board of Directors and a majority of the directors so approving are continuing directors, (c) any changes in provisions of the Company's Restated Certificate of Incorporation or By-Laws regarding the number, classification, term of office, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, or to the effect that stockholders of the Company may not take action by written consent, or any changes in the provisions of the Company's Restated Certificate of Incorporation regarding the limitation of liability of directors or the indemnification of officers and directors, unless such change is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors, or (d) any amendment to the foregoing supermajority voting requirements, unless such amendment is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors.

     Certain of the foregoing provisions of the Company's Restated Certificate of Incorporation may make more difficult, and therefore discourage, attempts to acquire control of the Company through acquisitions of shares of Common Stock or otherwise, in transactions not approved by the Company's Board of Directors. As a result of these provisions, transactions or proposed transactions which might have the short-term effect of increasing the market price of the Company's common stock may be discouraged, and management of the Company may be able to resist changes which the stockholders might otherwise have the power to impose. The division of the Company's Board of Directors into three classes could discourage third parties from seeking to acquire control of the Board of Directors and could impede proxy contests or other attempts to change the Company's management.

     The transfer agent and registrar for the Common Stock is BankBoston, N.A.

PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock from time to time, in different series, and to fix before issuance the powers, designation, preferences and relative rights of each series, the qualifications, limitations or restrictions thereof, and the number of shares included in each series. There presently are outstanding 690,000 shares of Preferred Stock pursuant to the Certificate of Designations. See "Description of Preferred Stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 5% or more of the corporation's voting stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES

     As of September 30, 1999, the Company had an aggregate outstanding principal amount of $135,000,000 of 8.21% Senior Notes due January 30, 2003, issued pursuant to a Note Agreement dated as of January 15, 1993 (as amended, the "1993 Note Agreement"). The Company also had an aggregate outstanding principal amount of $230,000,000 of 7.74% Senior Notes due March 29, 2006, an aggregate outstanding principal amount of $50,000,000 of 7.11% Senior Notes due March 29, 2001, and an aggregate outstanding principal amount of $70,000,000 of 6.99% Senior Notes due March 29, 2000, all of which were issued pursuant to a Note Agreement dated as of March 29, 1996 (as amended, the "1996 Note Agreement"). All of the Senior Notes issued pursuant to the 1993 Note Agreement or the 1996 Note Agreement (collectively, the "Senior Notes") may be prepaid at the option of the Company at 100% of the principal amount, plus interest accrued to the date of prepayment, plus payment of a Make-Whole Amount (as defined therein). Upon the occurrence of a Change of Control Event (as defined therein), the Company is required to offer to prepay the Senior Notes at 100% of the principal amount, plus interest accrued to the date of prepayment, plus payment of 50% of the Make-Whole Amount. In addition, certain asset sales would require the Company to make a ratable prepayment of all of its senior indebtedness, which includes the Senior Notes.

     The Senior Notes are unsecured obligations of the Company ranking pari passu with all of its other unsecured, unsubordinated indebtedness.

     The 1993 Note Agreement restricts the Company's ability to declare or pay cash dividends, purchase or redeem shares of capital stock or make other payments or distributions in respect of its capital stock, including preferred stock, and the Company's ability to make any payment (other than scheduled payments or prepayments) on consolidated subordinated indebtedness (collectively, "Restricted Payments") in excess of an amount determined from time to time primarily by reference to a percentage of cumulative annual net income since January 1, 1993 (giving effect to 50% of net income and 100% of any deficit for each fiscal year), plus net cash proceeds from the issuance of Common Stock. Compliance with this covenant is determined annually based on the Company's fiscal year-end financial statements. This covenant prohibits the payment of cash dividends until after the preparation of the Company's audited financial statements for fiscal 2000 at the earliest. The Company intends to pay any dividends declared on the Preferred Stock with shares of Common Stock prior to the time it is able to pay such cash dividends. The 1993 Note Agreement and the 1996 Note Agreement also contain certain financial covenants, including, without limitation, maintenance of a minimum net worth, and a limitation on incurrence of debt based upon an agreed ratio of senior debt to total capitalization and an agreed ratio of total debt to total capitalization. In addition, there are limitations on liens, limitations on mergers and consolidations, and limitations on dispositions of assets.

     If any Event of Default (as defined therein) occurs and is continuing, the holders of at least 33 1/3% of the aggregate principal amount of the Senior Notes then outstanding may declare all of the Senior Notes to be due and payable immediately, and if certain Events of Default relating to bankruptcy occur, the Senior Notes will immediately become due and payable without any action on the part of the Senior Note holders. Accelerated repayments are subject to payment of interest accrued to the date of repayment and, to the extent permitted by law, the Make-Whole Amount.

REVOLVING CREDIT FACILITY

     The Company is a party to a $115,000,000 revolving Credit Agreement dated as of December 9, 1999 (the "Revolving Credit Facility") with a syndicate of financial institutions led by Bank of America, N.A., as Administrative Agent, SunTrust Bank, South Florida, N.A., as Syndication Agent and Bank One N.A., as Documentation Agent. The Revolving Credit Facility replaces the $250,000,000 Amended and Restated Multicurrency Revolving Credit Agreement dated as of March 18, 1997 with a syndicate of financial institutions led by BankBoston, N.A., as Agent, and NationsBank, N.A., as Syndication Agent, which terminated in accordance with its terms. The Company has the right to cause certain subsidiaries to become party to the Revolving Credit Facility as subsidiary borrowers. Pursuant to the Revolving Credit Facility, the Company and any such subsidiaries are permitted to borrow loans in U.S. dollars or in certain other currencies, and/or may cause certain financial institutions to issue letters of credit for the account of the Company or such subsidiary borrowers. The Company is obligated for its own extensions of credit and would guarantee any credits extended to the subsidiary borrowers. As of December 15, 1999, $97 million was available for use under the Revolving Credit Facility.

     The credits extended under the Revolving Credit Facility are unsecured obligations of the Company and the subsidiary borrowers, ranking pari passu with all of their other unsecured, unsubordinated indebtedness (including, without limitation, the Senior Notes).

     The interest rate on utilizations of the Revolving Credit Facility, the facility fee and letter of credit fees are subject to adjustment depending on the Company's senior public debt rating with Standard & Poor's Ratings Services.

     The Revolving Credit Facility restricts the Company's ability to declare or pay cash dividends, purchase or redeem shares of capital stock or make other payments or distributions in respect of its capital stock, including preferred stock, and the Company's ability to make any payment (other than scheduled payments or prepayments) on consolidated subordinated indebtedness in excess of an amount determined from time to time primarily by reference to a percentage of cumulative net income since the date of the Revolving Credit Facility. Under the Revolving Credit Facility, the Company and its subsidiaries also are subject to certain financial covenants, including, without limitation, maintenance of a minimum net worth, an agreed ratio of senior debt to total capitalization, an agreed ratio of total debt to total capitalization and an agreed interest expense coverage ratio. For these purposes, debt, in certain cases, includes the recourse portion of any asset securitization or receivables financing. In addition, there are limitations on the incurrence and maintenance of debt, limitations on liens, limitations on mergers and consolidations, limitations on dispositions of assets (including sale and leaseback transactions), limitations on voluntary prepayments of and amendments to the terms of subordinated debt and the Senior Notes, and certain restrictions on investments.

     If any Event of Default (as defined therein) occurs and is continuing, the lenders holding more than 50% of the outstanding loans or, in certain circumstances, the commitments, have the right to terminate the commitments and accelerate the maturity of outstanding credits, and if certain Events of Default relating to bankruptcy occur, the commitments will immediately terminate and the credits will become due and payable without any action on the part of the lenders. In addition, the Company and any subsidiary borrowers are obligated to offer to terminate the Revolving Credit Facility upon the occurrence of a Change in Control (as defined therein).

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax considerations generally applicable to holders acquiring the Depositary Shares on original issue, but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Depositary Shares and Common Stock.

     The discussion assumes that the holders of the Depositary Shares and Common Stock will hold them as "capital assets" within the meaning of Section 1221 of the Code. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Depositary Shares or Common Stock or that any such position would not be sustained.

     The tax treatment of a holder of the Depositary Shares and Common Stock may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding Depositary Shares or Common Stock as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion is limited to the United States federal income tax consequences relevant to a holder of the Depositary Shares and Common Stock that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any state or political subdivision thereof, or an estate or trust the income of which is subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Depositary Shares and Common Stock. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the Depositary Shares and Common Stock by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE OF THE DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

INTRODUCTION

     Holders of Depositary Shares will be treated for United States federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, holders of Depositary Shares will recognize the items of income, gain, loss and deductions that they would recognize if they directly held the Preferred Stock. References in this "Certain Federal Income Tax Consequences" section to holders of Preferred Stock include holders of Depositary Shares, and references to Depositary Shares include Preferred Stock.

DISTRIBUTIONS ON DEPOSITARY SHARES AND COMMON STOCK

     A distribution on the Depositary Shares, whether paid in cash or in shares of Common Stock, or a cash distribution on Common Stock, will be taxable to the holder as ordinary dividend income to the extent that the amount of the distribution (i.e., the amount of cash and/or the fair market value of the Common Stock on the date of distribution) does not exceed the Company's current or accumulated earnings and profits allocable to such distribution (as determined for federal income tax purposes). To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits allocable to such distribution, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the Depositary Shares or Common Stock with respect to which such distribution is made. The amount of any such excess distribution that exceeds the holder's adjusted tax basis in the Depositary Shares or Common Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for the Depositary Shares or Common Stock exceeds one year. A holder's initial tax basis in Common Stock received as a distribution on the Depositary Shares will equal the fair market value of the Common Stock on the date of the distribution. The holding period for such Common Stock will commence on the day following the distribution. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on the Preferred Stock or Common Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of current or accumulated earnings and profits, unless the context indicates otherwise. Preferred Stock Liquidated Damages should be taxed in the same manner as dividend distributions, except that it is possible that Preferred Stock Liquidated Damages might be treated as payment of a fee and hence as ordinary income with respect to which no dividends-received deduction is available.

     Pursuant to Section 305(c) of the Code, the IRS has the authority to promulgate regulations that may treat unpaid cumulative dividends on preferred stock as being constructively paid to the holder in certain circumstances, such as when there is no intention for dividends to be paid currently at the time of issuance of the preferred stock. The IRS has not yet proposed any such regulations.

     Dividends received by corporate holders will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are received, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate holders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. In addition, a corporate holder of Common Stock or (except as provided in the following sentence) Preferred Stock must satisfy a separate forty-six day holding period requirement during the 90-day period that begins 45 days before the stock becomes ex-dividend with respect to each dividend in order to be eligible for the dividends-received deduction with respect to such dividend. Furthermore, a corporate holder of Preferred Stock must satisfy a separate ninety-one day holding period requirement during the 180-day period that begins 90 days before the stock becomes ex-dividend with respect to any dividend attributable to a period of more than 366 days in order to be eligible for the dividends-received deduction with respect to such dividend.

REDEMPTION PREMIUM

     Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. However, the Company believes that a holder of the Depositary Shares should not be required to include any redemption premium in income under Section 305(c).

ADJUSTMENT OF CONVERSION PRICE

     Treasury regulations issued under Section 305 of the Code treat certain adjustments to conversion provisions of stock such as the Preferred Stock as constructive distributions of stock with respect to preferred stock. Such constructive distributions of stock would be taxable to holders of Depositary Shares as described above under the caption "Distributions on Depositary Shares and Common Stock". In general, any adjustment increasing the number of shares of Common Stock into which the Depositary Shares can be converted could constitute a constructive distribution of stock to holders of Depositary Shares unless made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of Depositary Shares. Any adjustment in the conversion price to compensate the holders of Depositary Shares for taxable distributions of cash or property on any of the outstanding Common Stock of the Company may be treated as a constructive distribution of stock to holders of Depositary Shares. The Company is unable to predict whether any such adjustment will be made.

CONVERSION OF PREFERRED STOCK

     No gain or loss will generally be recognized for United States federal income tax purposes on conversion of the Preferred Stock solely into Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Preferred Stock, a portion of the Common Stock received may be treated as a taxable dividend to the extent of such dividend arrearage. Except for any Common Stock treated as payment of a dividend, the tax basis for the Common Stock received upon conversion (including any fractional share deemed received) will be the tax basis of the Preferred Stock converted, and the holding

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period of the Common Stock received upon conversion (including any fractional share deemed received) will include the holding period of the Preferred Stock converted into such Common Stock. The receipt of cash in lieu of a fractional share upon conversion of Preferred Stock to Common Stock will generally be treated as a sale of such fractional share of Common Stock in which the holder will recognize taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the fractional share redeemed. Such gain or loss will be capital gain or loss and will be long-term if the holder's holding period for the fractional share exceeds one year.

CONVERSION OF PREFERRED STOCK AFTER DIVIDEND RECORD DATE

     If a holder whose Preferred Stock has not been called for redemption surrenders such Preferred Stock for conversion into shares of Common Stock after a dividend record date for the Preferred Stock but before payment of the dividend, such holder will be required to pay the Company an amount equal to such dividend upon conversion. The holder will likely recognize the dividend payment as ordinary dividend income when it is received and increase the basis of the Common Stock received by the amount paid to the Company.

REDEMPTION, SALE OR EXCHANGE OF PREFERRED STOCK AND SALE OR EXCHANGE OF COMMON STOCK

     A redemption of shares of Preferred Stock for cash will be a taxable event.

     A redemption of shares of Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Preferred Stock redeemed. If a holder does own, actually or constructively, other stock of the Company, a redemption of Preferred Stock may be treated as a dividend to the extent of the Company's allocable current or accumulated earnings and profits (as determined for United States federal income tax purposes). Such dividend treatment will not be applied if the redemption is "not essentially equivalent to a dividend" with respect to the holder under
Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of Common Stock and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

     If a redemption of the Preferred Stock for cash is treated as a sale or exchange, the redemption will result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Preferred Stock redeemed, except to the extent that the redemption price includes dividends that have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale or exchange of the Preferred Stock or Common Stock (other than in a redemption, on conversion or pursuant to a tax-free exchange), the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted basis in the Preferred Stock or Common Stock will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the holder's holding period for the Preferred Stock or Common Stock exceeds one year.

     If a redemption of Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stock holdings in the Company, subject to reduction or possible gain recognition under Section 1059 of the Code with respect to the nontaxed portion of such dividend. If the holder does not retain any actual stock ownership in the Company (having a stock interest only constructively by attribution), the holder may lose the benefit of the basis in the Preferred Stock.

BACKUP WITHHOLDING

     A holder of Depositary Shares or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a redemption, sale or exchange of, the Depositary Shares or Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Depositary Shares or Common Stock who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability.

                          THE SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the Selling Securityholders' ownership of the Company's Depositary Shares, Preferred Stock and Common Stock. The table reflects information received by the Company from the holders shown herein through December 16, 1999. The Common Stock reflected in the table consists of a pro rata allocation of shares issuable upon conversion of the Depositary Shares (and of the related shares of Preferred Stock), as well as Dividend Shares and Liquidated Damages Shares issued July 1 and October 1, 1998 and January 4, April 1, July 1 and October 1, 1999, and, in certain instances, shares previously owned by the applicable Selling Securityholder. The Depositary Shares outstanding (and related shares of Preferred Stock) are convertible into Common Stock at the rate of one share of Common Stock per $19.52 in liquidation preference amount; accordingly, the 6,900,000 Depositary Shares outstanding are convertible in the aggregate into 8,837,090 shares of Common Stock. Unless otherwise disclosed in the footnotes to the table, no Selling Securityholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. All of the Depositary Shares and shares of Preferred Stock are registered in the name of "Cede & Co." on the books of the Company's Transfer Agent. To the knowledge of the Company, except as disclosed in the table below, the Selling Securityholders named herein did not own, or have any rights to acquire, any other Depositary Shares, shares of Preferred Stock or Common Stock as of the date of this Prospectus.

                                                 COMMON STOCK**                       DEPOSITARY SHARES
                                ------------------------------------------------   -----------------------

                                                                                     BENEFICIALLY OWNED
                                                                                          PRIOR TO
                                BENEFICIALLY OWNED                  BENEFICIALLY      THIS OFFERING(2)
                                   PRIOR TO THIS                       OWNED       -----------------------
                                  OFFERING(2)(3)                       AFTER
                                -------------------                     THIS         NO. OF        % OF
NAME OF SELLING                   NO. OF      % OF    OFFERED FOR     OFFERING     DEPOSITARY   DEPOSITARY
SECURITYHOLDER(1)                 SHARES     SHARES      SALE          (2)(3)        SHARES       SHARES
-----------------               ----------   ------   -----------   ------------   ----------   ----------
Aim Balanced Fund.............       4,392     *           4,392            0              0          *
Alexandra Global Investment
 Fund 1 Ltd...................      50,566     *          50,566            0         33,000          *
American Investors Life
 Insurance Company, Inc.(5)...       2,110     *           2,110            0              0          *
Argent Classic Convertible
 Arbitrage Fund L.P...........     183,883     *         183,883            0        120,000       1.74
Argent Classic Convertible
 Arbitrage Fund (Bermuda)
 L.P..........................     200,740     *         200,740            0        135,000       1.96
Argent Convertible Arbitrage
 Fund, Ltd....................      36,333     *          36,333            0         25,000          *
Associated Electric & Gas
 Insurance Services Limited
 (6)..........................      12,257     *          12,257            0          8,000          *
BT Holdings (New York) Inc....      10,708     *          10,708            0              0          *
Bear, Stearns & Co. Inc.
 (7)..........................     154,889     *         154,889            0         92,059       1.33
Black Diamond Offshore
 Ltd.(8)......................       4,074     *           4,074            0              0          *
BNP Arbitrage SNC(9),(17).....     174,141     *         118,633       55,508         81,000       1.17
Borg-Warner Automotive,
Inc.Benefit Plans Investment
Trust(21).....................      11,489     *          11,489            0          7,500          *
Boston College Endowment
 Fund(10).....................         233     *             233            0              0          *
Calamos Convertible Fund(6)...       1,235     *           1,235            0              0          *
California Public Employees
Retirement System.............     245,179     *         245,179            0        160,000       2.32
Capital Guardian U.S. Equity
 Master Trust #007(21)........      31,507     *          31,507            0         20,300          *
Capital Guardian U.S. Equity
 Master Trust #011(21)........      46,979     *          46,979            0         31,000          *
Capital Guardian U.S. Equity
 Master Trust #2507 (21)......      45,969     *          45,969            0         30,000          *
Carrigaholt Capital (Bermuda)
 L.P..........................     134,083     *         134,083            0         90,000       1.30
Champion International
 Corporation Master Retirement
 Trust (6)....................       1,056     *           1,056            0              0          *
Conseco Direct Life (15)......      54,813     *          54,813            0         35,000          *

                                    DEPOSITARY SHARES                6 1/2% CONVERTIBLE PREFERRED STOCK
                                --------------------------   ---------------------------------------------------
                                                              BENEFICIALLY OWNED
                                                                   PRIOR TO
                                                              THIS OFFERING(2)(4)
                                                             ---------------------

                                              BENEFICIALLY
                                                 OWNED        NO. OF                               BENEFICIALLY
                                                 AFTER       SHARES OF     % OF                     OWNED AFTER
NAME OF SELLING                 OFFERED FOR       THIS       PREFERRED   PREFERRED   OFFERED FOR   THIS OFFERING
SECURITYHOLDER(1)                  SALE       OFFERING(2)      STOCK       STOCK        SALE          (2)(4)
-----------------               -----------   ------------   ---------   ---------   -----------   -------------
Aim Balanced Fund.............           0            0             0          *             0              0
Alexandra Global Investment
 Fund 1 Ltd...................      33,000            0         3,300          *         3,300              0
American Investors Life
 Insurance Company, Inc.(5)...           0            0             0          *             0              0
Argent Classic Convertible
 Arbitrage Fund L.P...........     120,000            0        12,000       1.74        12,000              0
Argent Classic Convertible
 Arbitrage Fund (Bermuda)
 L.P..........................     135,000            0        13,500       1.96        13,500              0
Argent Convertible Arbitrage
 Fund, Ltd....................      25,000            0         2,500          *         2,500              0
Associated Electric & Gas
 Insurance Services Limited
 (6)..........................       8,000            0           800          *           800              0
BT Holdings (New York) Inc....           0            0             0          *             0              0
Bear, Stearns & Co. Inc.
 (7)..........................      92,059            0         9,206       1.33         9,206              0
Black Diamond Offshore
 Ltd.(8)......................           0            0             0          *             0              0
BNP Arbitrage SNC(9),(17).....      81,000            0         8,100       1.17         8,100              0
Borg-Warner Automotive,
Inc.Benefit Plans Investment
Trust(21).....................       7,500            0           750          *           750              0
Boston College Endowment
 Fund(10).....................           0            0             0          *             0              0
Calamos Convertible Fund(6)...           0            0             0          *             0              0
California Public Employees
Retirement System.............     160,000            0        16,000       2.32        16,000              0
Capital Guardian U.S. Equity
 Master Trust #007(21)........      20,300            0         2,030          *         2,030              0
Capital Guardian U.S. Equity
 Master Trust #011(21)........      31,000            0         3,100          *         3,100              0
Capital Guardian U.S. Equity
 Master Trust #2507 (21)......      30,000            0         3,000          *         3,000              0
Carrigaholt Capital (Bermuda)
 L.P..........................      90,000            0         9,000       1.30         9,000              0
Champion International
 Corporation Master Retirement
 Trust (6)....................           0            0             0          *             0              0
Conseco Direct Life (15)......      35,000            0         3,500          *         3,500              0

                                                 COMMON STOCK**                       DEPOSITARY SHARES
                                ------------------------------------------------   -----------------------

                                                                                     BENEFICIALLY OWNED
                                                                                          PRIOR TO
                                BENEFICIALLY OWNED                  BENEFICIALLY      THIS OFFERING(2)
                                   PRIOR TO THIS                       OWNED       -----------------------
                                  OFFERING(2)(3)                       AFTER
                                -------------------                     THIS         NO. OF        % OF
NAME OF SELLING                   NO. OF      % OF    OFFERED FOR     OFFERING     DEPOSITARY   DEPOSITARY
SECURITYHOLDER(1)                 SHARES     SHARES      SALE          (2)(3)        SHARES       SHARES
-----------------               ----------   ------   -----------   ------------   ----------   ----------
Deephaven Market Neutral
Trading LP....................     172,855     *         172,855            0        114,177       1.65
Deephaven Market Neutral
 Trading Limited..............     270,398     *         270,398            0        178,568       2.59
Deeprock & Co. (20)...........     158,421     *         158,421            0        106,150       1.54
Delta Airlines Master Trust
 (6)..........................       1,784     *           1,784            0              0          *
Deutsche Bank AG..............   2,479,286     *       2,479,286            0      1,626,376      23.57
Double Black Diamond Offshore
 LDC (8)......................       1,235     *           1,235            0              0          *
(The) Dow Chemical Company
 Employees' Retirement Plan
 (6)..........................       1,811     *           1,811            0              0          *
Duckbill & Co. (20)...........     138,538     *         138,538            0         97,800       1.42
Emerson Electric Company
 Master Trust (21)............      38,306     *          38,306            0         25,000          *
Employers# Reinsurance Corp.
 (5)..........................      40,559     *          40,559            0         26,470          *
Excelsior Value &
 Restructuring Fund...........     397,869     *         397,869            0        260,000       3.77
Fidelity Financial Trust:
 Fidelity Convertible
 Securities Fund (26).........      20,899     *          20,899            0         15,000          *
Fort Dearborn Life Insurance
 Co. (18).....................      10,724     *          10,724            0          7,000          *
Forest Alternative Strategies
 Fund A-5 (12)................     134,644     *         134,644            0         89,000       1.29
Forest Global Convertible Fund
 A-5(12)......................     142,270     *         142,270            0         94,150       1.36
Forest Alternative Strategies
 Fund II L.P. Series
 A-5I(12).....................      11,200     *          11,200            0          7,400          *
Forest Alternative Strategies
 Fund II L.P. Series
 A-5M(12).....................       5,003     *           5,003            0          3,300          *
(The) Fondren Foundation
 (6)..........................          71     *              71            0              0          *
GLG Market Neutral Fund.......       2,059     *           2,059            0              0          *
General Motors Employees
 Global Group Trust (21)......   1,037,078     *       1,037,078            0        698,600      10.12
General Motors Investment
 Management Corp.(5)..........      12,803     *          12,803            0              0          *
General Motors Welfare Benefit
 Trust (20)...................     111,466     *         111,466            0         80,000       1.16
Glacier Water Services (20)...      31,348     *          31,348            0         20,850          *
Heritage Indemnity Company
 (11).........................      45,969     *          45,969            0         30,000          *
Highbridge Capital
 Corporation(22)..............      40,805     *          40,805            0         25,000          *
HSBC Securities Inc. #410.....       1,921     *           1,921            0              0          *
JMG Convertible Investments,
 L.P..........................      98,197     *          98,197            0         62,400          *
Johns Manville
 Corporation(21)..............      45,969     *          45,969            0         30,000          *
J.P. Morgan & Co.
 Incorporated.................     459,712     *         459,712            0        300,000       4.35
Kettering Medical Center
 Funded Depreciation
 Account(6)...................          82     *              82            0              0          *
Lehman Brothers Inc.(16)......      13,125     *          13,125            0              0          *
Lipper Convertibles, L.P......     174,800     *         174,800            0        105,000       1.52
Lyxor Master Fund(12).........      14,532     *          14,532            0         10,000          *
LLT Limited(12)...............       8,769     *           8,769            0          5,800          *
Lucent Technologies Inc.
 Master Pension Trust
 (21),(24)....................     354,527     *         237,627      116,900        157,900       2.29
McMahan Securities Company,
 L.P..........................      63,359     *          63,359            0         41,200          *
Millennium Trading Co.,
 L.P..........................       1,372     *           1,372            0              0          *
Modern Woodmen of America
 (13).........................     117,551     *          61,294       56,257         40,000          *
Monumental Life Insurance
 Company (Teamster-Camden
 Non-Enhanced)................     456,133     *         456,133            0        308,800       4.48
Motors Insurance Corp. (5)....         549     *             549            0              0          *
Museum of Fine Arts,
 Boston(10)...................       4,947     *           4,947            0          3,230          *
N.H.B.D., L.P.................         901     *             901            0              0          *
NationsBanc Montgomery
 Securities LLC(23)...........       2,745     *           2,745            0              0          *

                                    DEPOSITARY SHARES                6 1/2% CONVERTIBLE PREFERRED STOCK
                                --------------------------   ---------------------------------------------------
                                                              BENEFICIALLY OWNED
                                                                   PRIOR TO
                                                              THIS OFFERING(2)(4)
                                                             ---------------------

                                              BENEFICIALLY
                                                 OWNED        NO. OF                               BENEFICIALLY
                                                 AFTER       SHARES OF     % OF                     OWNED AFTER
NAME OF SELLING                 OFFERED FOR       THIS       PREFERRED   PREFERRED   OFFERED FOR   THIS OFFERING
SECURITYHOLDER(1)                  SALE       OFFERING(2)      STOCK       STOCK        SALE          (2)(4)
-----------------               -----------   ------------   ---------   ---------   -----------   -------------
Deephaven Market Neutral
Trading LP....................     114,177            0        11,418       1.65        11,418              0
Deephaven Market Neutral
 Trading Limited..............     178,568            0        17,857       2.59        17,857              0
Deeprock & Co. (20)...........     106,150            0        10,615       1.54        10,615              0
Delta Airlines Master Trust
 (6)..........................           0            0             0          *             0              0
Deutsche Bank AG..............   1,626,376            0       162,638      23.57       162,638              0
Double Black Diamond Offshore
 LDC (8)......................           0            0             0          *             0              0
(The) Dow Chemical Company
 Employees' Retirement Plan
 (6)..........................           0            0             0          *             0              0
Duckbill & Co. (20)...........      97,800            0         9,780       1.42         9,780              0
Emerson Electric Company
 Master Trust (21)............      25,000            0         2,500          *         2,500              0
Employers# Reinsurance Corp.
 (5)..........................      26,470            0         2,647          *         2,647              0
Excelsior Value &
 Restructuring Fund...........     260,000            0        26,000       3.77        26,000              0
Fidelity Financial Trust:
 Fidelity Convertible
 Securities Fund (26).........      15,000            0         1,500          *         1,500              0
Fort Dearborn Life Insurance
 Co. (18).....................       7,000            0           700          *           700              0
Forest Alternative Strategies
 Fund A-5 (12)................      89,000            0         8,900       1.29         8,900              0
Forest Global Convertible Fund
 A-5(12)......................      94,150            0         9,415       1.36         9,415              0
Forest Alternative Strategies
 Fund II L.P. Series
 A-5I(12).....................       7,400            0           740          *           740              0
Forest Alternative Strategies
 Fund II L.P. Series
 A-5M(12).....................       3,300            0           330          *           330              0
(The) Fondren Foundation
 (6)..........................           0            0             0          *             0              0
GLG Market Neutral Fund.......           0            0             0          *             0              0
General Motors Employees
 Global Group Trust (21)......     698,600            0        69,860      10.12        69,860              0
General Motors Investment
 Management Corp.(5)..........           0            0             0          *             0              0
General Motors Welfare Benefit
 Trust (20)...................      80,000            0         8,000       1.16         8,000              0
Glacier Water Services (20)...      20,850            0         2,085          *         2,085              0
Heritage Indemnity Company
 (11).........................      30,000            0         3,000          *         3,000              0
Highbridge Capital
 Corporation(22)..............      25,000            0         2,500          *         2,500              0
HSBC Securities Inc. #410.....           0            0             0          *             0              0
JMG Convertible Investments,
 L.P..........................      62,400            0         6,240          *         6,240              0
Johns Manville
 Corporation(21)..............      30,000            0         3,000          *         3,000              0
J.P. Morgan & Co.
 Incorporated.................     300,000            0        30,000       4.35        30,000              0
Kettering Medical Center
 Funded Depreciation
 Account(6)...................           0            0             0          *             0              0
Lehman Brothers Inc.(16)......           0            0             0          *             0              0
Lipper Convertibles, L.P......     105,000            0        10,500       1.52        10,500              0
Lyxor Master Fund(12).........      10,000            0         1,000          *         1,000              0
LLT Limited(12)...............       5,800            0           580          *           580              0
Lucent Technologies Inc.
 Master Pension Trust
 (21),(24)....................     157,900            0        15,790       2.29        15,790              0
McMahan Securities Company,
 L.P..........................      41,200            0         4,120          *         4,120              0
Millennium Trading Co.,
 L.P..........................           0            0             0          *             0              0
Modern Woodmen of America
 (13).........................      40,000            0         4,000          *         4,000              0
Monumental Life Insurance
 Company (Teamster-Camden
 Non-Enhanced)................     308,800            0        30,880       4.48        30,880              0
Motors Insurance Corp. (5)....           0            0             0          *             0              0
Museum of Fine Arts,
 Boston(10)...................       3,230            0           323          *           323              0
N.H.B.D., L.P.................           0            0             0          *             0              0
NationsBanc Montgomery
 Securities LLC(23)...........           0            0             0          *             0              0

                                                 COMMON STOCK**                       DEPOSITARY SHARES
                                ------------------------------------------------   -----------------------

                                                                                     BENEFICIALLY OWNED
                                                                                          PRIOR TO
                                BENEFICIALLY OWNED                  BENEFICIALLY      THIS OFFERING(2)
                                   PRIOR TO THIS                       OWNED       -----------------------
                                  OFFERING(2)(3)                       AFTER
                                -------------------                     THIS         NO. OF        % OF
NAME OF SELLING                   NO. OF      % OF    OFFERED FOR     OFFERING     DEPOSITARY   DEPOSITARY
SECURITYHOLDER(1)                 SHARES     SHARES      SALE          (2)(3)        SHARES       SHARES
-----------------               ----------   ------   -----------   ------------   ----------   ----------
New Hampshire State Retirement
System (10)...................      25,404     *          25,404            0         16,580          *
(The) Northwestern Mutual Life
 Insurance Company............       7,894     *           7,894            0              0          *
Oppenheimer Convertible
 Securities Fund-Bond Fund
 Series.......................     484,117     *         484,117            0        325,000       4.71
Pacific Life Insurance Co.....       3,158     *           3,158            0              0          *
Paloma Securities L.L.C.......      23,510     *          23,510            0              0          *
Parker-Hannifin Corporation
 (10).........................       6,234     *           6,234            0          4,070          *
Peoples Benefit Life Insurance
 Company (20).................     342,067     *         342,067            0        228,100       3.31
Port Authority of Allegheny
 County Retirement and
 Disability Allowance Plan for
 the Employees Represented by
 Local 85 of the Amalgamated
 Transit Union (6)............       1,276     *           1,276            0              0          *
Professional Edge Fund, LP....         869     *             869            0              0          *
Promutual (10)................      21,235     *          21,235            0         13,860          *
Prudential Securities.........      66,858     *          66,858            0         45,000          *
Putnam Balanced Retirement
 Fund (14)....................      13,283     *          13,283            0          8,670          *
Putnam Convertible Income-
 Growth Trust (14)............      16,446     *          16,446            0              0          *
Putnam Convertible
 Opportunities and Income
 Trust Convertible Bonds
 Sector (14)..................      15,994     *          15,994            0         10,440          *
Q.............................      87,751     *          87,751            0         57,750          *
R2 Investments, LDC...........      72,490     *          72,490            0         47,250          *
Raytheon Company Pension
 Master Trust (21)............      10,516     *          10,516            0          7,100          *
Regence Blue Cross/Blue Shield
 of Idaho (5).................          49     *              49            0              0          *
Regence Blue Cross/Blue Shield
 of Oregon (5)................          87     *              87            0              0          *
Regence Blue Cross/Blue Shield
 of Utah (5)..................          30     *              30            0              0          *
Regence Blue Cross/Blue Shield
 of Washington (5)............         142     *             142            0              0          *
(The) Retail Clerks Pension
 Trust (20)...................     146,925     *         146,925            0        100,500       1.46
Rhone-Poulenc Rorer Inc.
 Pension Plan (10)............       8,225     *           8,225            0          5,370          *
Salomon Brothers Total Return
 Fund (5).....................         329     *             329            0              0          *
Senvest International LLC.....      91,941     *          91,941            0         60,000          *
Senvest Master Fund L.P.......      14,832     *          14,832            0         10,000          *
SG Cowen Securities Corp......       3,533     *           3,533            0              0          *
Soundshore Holdings Ltd.......      50,136     *          50,136            0         35,000          *
Soundshore Opportunity Holding
 Fund Ltd.....................      27,688     *          27,688            0         20,000          *
SPT (6).......................         686     *             686            0              0          *
Staro Partners................       8,723                 8,723            0          6,620          *
Susquehanna Capital Group.....       3,534     *           3,534            0              0          *
TQA Arbitrage Fund, L.P.
 (19).........................       1,844     *           1,844            0             30          *
TQA Vantage Fund, Ltd. (19)...     179,874     *         179,874            0        125,000       1.81
TQA Vantage Plus, Ltd. (19)...      29,067     *          29,067            0         20,000          *
Tribeca Investments, L.L.C....      11,892     *          11,892            0              0          *
UBS A.G., London Branch.......       2,882     *           2,882            0              0          *
Unifi, Inc. Profit Sharing
 Plan and Trust (6)...........         164     *             164            0              0          *
United Food and Commercial
 Workers Local 1262 Employers
 Pension Fund (6).............         466     *             466            0              0          *
University of Rochester
 (10).........................       4,947     *           4,947            0          3,230          *
Warburg Dillon Read LLC.......       3,140     *           3,140            0              0          *
Worldwide Transactions Ltd.
 (25).........................         330     *             330            0              0          *
X.L. Investments (Barbados)
 Inc. (21)....................      30,646     *          30,646            0         20,000          *
      Total...................  10,354,442            10,125,777      228,665      6,606,600     95.74%
                                ----------     --     ----------       ------      ---------      -----

                                    DEPOSITARY SHARES                6 1/2% CONVERTIBLE PREFERRED STOCK
                                --------------------------   ---------------------------------------------------
                                                              BENEFICIALLY OWNED
                                                                   PRIOR TO
                                                              THIS OFFERING(2)(4)
                                                             ---------------------

                                              BENEFICIALLY
                                                 OWNED        NO. OF                               BENEFICIALLY
                                                 AFTER       SHARES OF     % OF                     OWNED AFTER
NAME OF SELLING                 OFFERED FOR       THIS       PREFERRED   PREFERRED   OFFERED FOR   THIS OFFERING
SECURITYHOLDER(1)                  SALE       OFFERING(2)      STOCK       STOCK        SALE          (2)(4)
-----------------               -----------   ------------   ---------   ---------   -----------   -------------
New Hampshire State Retirement
System (10)...................      16,580            0         1,658          *         1,658              0
(The) Northwestern Mutual Life
 Insurance Company............           0            0             0          *             0              0
Oppenheimer Convertible
 Securities Fund-Bond Fund
 Series.......................     325,000            0        32,500       4.71        32,500              0
Pacific Life Insurance Co.....           0            0             0          *             0              0
Paloma Securities L.L.C.......           0            0             0          *             0              0
Parker-Hannifin Corporation
 (10).........................       4,070            0           407          *           407              0
Peoples Benefit Life Insurance
 Company (20).................     228,100            0        22,810       3.31        22,810              0
Port Authority of Allegheny
 County Retirement and
 Disability Allowance Plan for
 the Employees Represented by
 Local 85 of the Amalgamated
 Transit Union (6)............           0            0             0          *             0              0
Professional Edge Fund, LP....           0            0             0          *             0              0
Promutual (10)................      13,860            0         1,386          *         1,386              0
Prudential Securities.........      45,000            0         4,500          *         4,500              0
Putnam Balanced Retirement
 Fund (14)....................       8,670            0           867          *           867              0
Putnam Convertible Income-
 Growth Trust (14)............           0            0             0          *             0              0
Putnam Convertible
 Opportunities and Income
 Trust Convertible Bonds
 Sector (14)..................      10,440            0         1,044          *         1,044              0
Q.............................      57,750            0         5,775          *         5,775              0
R2 Investments, LDC...........      47,250            0         4,725          *         4,725              0
Raytheon Company Pension
 Master Trust (21)............       7,100            0           710          *           710              0
Regence Blue Cross/Blue Shield
 of Idaho (5).................           0            0             0          *             0              0
Regence Blue Cross/Blue Shield
 of Oregon (5)................           0            0             0          *             0              0
Regence Blue Cross/Blue Shield
 of Utah (5)..................           0            0             0          *             0              0
Regence Blue Cross/Blue Shield
 of Washington (5)............           0            0             0          *             0              0
(The) Retail Clerks Pension
 Trust (20)...................     100,500            0        10,050       1.46        10,050              0
Rhone-Poulenc Rorer Inc.
 Pension Plan (10)............       5,370            0           537          *           537              0
Salomon Brothers Total Return
 Fund (5).....................           0            0             0          *             0              0
Senvest International LLC.....      60,000            0         6,000          *         6,000              0
Senvest Master Fund L.P.......      10,000            0         1,000          *         1,000              0
SG Cowen Securities Corp......           0            0             0          *             0              0
Soundshore Holdings Ltd.......      35,000            0         3,500          *         3,500              0
Soundshore Opportunity Holding
 Fund Ltd.....................      20,000            0         2,000          *         2,000              0
SPT (6).......................           0            0             0          *             0              0
Staro Partners................       6,620            0           662          *           662              0
Susquehanna Capital Group.....           0            0             0          *             0              0
TQA Arbitrage Fund, L.P.
 (19).........................          30            0             3          *             3              0
TQA Vantage Fund, Ltd. (19)...     125,000            0        12,500       1.81        12,500              0
TQA Vantage Plus, Ltd. (19)...      20,000            0         2,000          *         2,000              0
Tribeca Investments, L.L.C....           0            0             0          *             0              0
UBS A.G., London Branch.......           0            0             0          *             0              0
Unifi, Inc. Profit Sharing
 Plan and Trust (6)...........           0            0             0          *             0              0
United Food and Commercial
 Workers Local 1262 Employers
 Pension Fund (6).............           0            0             0          *             0              0
University of Rochester
 (10).........................       3,230            0           323          *           323              0
Warburg Dillon Read LLC.......           0            0             0          *             0              0
Worldwide Transactions Ltd.
 (25).........................           0            0             0          *             0              0
X.L. Investments (Barbados)
 Inc. (21)....................      20,000            0         2,000          *         2,000              0
      Total...................   6,606,600                    660,660     95.74%       660,660
                                 ---------      -------      --------      -----       -------        -------

---------------

 * Less than one percent. Based on an aggregate of 76,081,997 shares of Common Stock outstanding on November 1, 1999 (of which 1,736,500 shares are restricted Common Stock included in this offering) and 6,900,000 Depositary Shares and 690,000 shares of Preferred Stock outstanding on November 1, 1999.
** The following table shows the fraction of a share of Common Stock issued per Depositary Share as of each dividend payment date is payment of the dividend and, if applicable, liquidated damages.

                                                                 LIQUIDATED
DATE                                         DIVIDEND SHARES   DAMAGES SHARES   TOTAL SHARES
----                                         ---------------   --------------   ------------
July 1, 1998...............................        0.027453              --        0.027453
October 1, 1998............................        0.050476        0.001025        0.051501
January 4, 1999............................        0.057959        0.002118        0.060077
April 1, 1999..............................      0.04125478     0.001507386     0.042762166
July 1, 1999...............................        0.031603        0.001155        0.032758
October 1, 1999............................         0.03582         0.00131         0.03713

---------------

 (1) The names of additional Selling Securityholders may be provided subsequent hereto pursuant to Rule 424(c) under the Securities Act.
 (2) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the securities beneficially owned.
 (3) Assumes the conversion of all Depositary Shares and/or shares of Preferred Stock. Includes Dividend Shares estimated on the basis of stock dividend rate and Common Stock valuation provisions under the Certificate of Designations and Liquidated Damages Shares estimated on the basis of the liquidated damages rate and Common Stock valuation provisions under the Registration Rights Agreement.
 (4) Assuming the conversion of all Depositary Shares into shares of Preferred Stock on the basis of one share of Preferred Stock for each ten Depositary Shares.
 (5) Salomon Brothers Asset Management acts as investment manager with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
 (6) Calamos Asset Management, Inc. acts as investment manager with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
 (7) Bear Stearns & Co., Inc. provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the Securities. The Securities held by Bear, Stearns & Co., Inc. were acquired from time to time after the initial placement of the Securities in its capacity as a broker dealer or market maker. Additionally, Bear Stearns & Co., Inc. has acted as financial advisor in connection with the sale of certain businesses of the Company.
 (8) Carlson Capital, L.P., acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

 (9) Shares listed under Number of Shares of Common Stock Beneficially Owned Prior to This Offering include 55,508 shares of Common Stock which are not part of this Offering.
(10) The Putnam Advisory Company, Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(11) G.E. Financial Insurance acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(12) Forest Investment Management L.P. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(13) Shares listed under Number of Shares of Common Stock Beneficially Owned Prior to This Offering include 55,957 shares of Common Stock which are not part of this Offering.
(14) Putnam Investment Management, Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(15) The Palladin Group, L.P. acts as investment advisor with respect to the Selling Securityholder and as such has shared investment power with respect to the Securities owned by the Selling Securityholder.
(16) Lehman Brothers Inc. provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the Securities. Lehman Brothers Inc. has acted as lead or co-lead manager on securities offerings of Sensormatic. Additionally, Lehman Brothers Inc. has acted as financial advisor in connection with the acquisition of certain business by the Company and has and will provide other financial advisory services to the Company.
(17) BNP/Cooper Neff Advisors, Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(18) Asset Allocation & Management Company, LLC acts as investment advisor with respect to the Selling Securityholder, and Zazove Associates has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(19) TQA Investors, LLC acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(20) Camden Asset Management, LP acts as investment advisor with respect to the Selling Securityholder and as such has investment power with respect to the Securities owned by the Selling Securityholder.
(21) Capital Guardian Trust Company acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(22) Highbridge Capital Management, LLC acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(23) NationsBanc Montgomery Securities LLC provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the Securities. The Securities held by NationsBanc Montgomery Securities LLC were acquired from time to time after the initial placement of the Securities in its capacity as a broker dealer or market maker. Additionally,

     NationsBanc Montgomery Securities LLC has acted as financial advisor in connection with the sale of certain businesses of the Company.
(24) Shares listed under Number of Shares of Common Stock Beneficially Owned Prior to This Offering include 116,900 shares of Common Stock which are not part of this Offering.
(25) Carlson Offshore Advisors, L.P. acts as investment manager with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.
(26) The entity is a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and as investment advisor, has sole investment authority with respect to the Securities. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares or Liquidated Damages Shares offered hereby. The Dividend Shares may be issued by the Company from time to time in lieu of or in combination with cash to holders of record of the Preferred Stock, all in accordance with the Certificate of Designations, payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1998. See "Description of Preferred Stock -- Dividends." The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold by the Selling Securityholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or pursuant to Rule 144 or 144A under the Securities Act rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Depositary Shares by the Company, each of the Company and the applicable Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby are being passed upon for the Company by Salans Hertzfeld Heilbronn Christy & Viener, New York, New York. Jerome M. LeWine, a partner at Salans Hertzfeld Heilbronn Christy & Viener, and a former director of the Company, beneficially owns 6,600 shares of Common Stock of the Company and holds options to purchase 221,000 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Sensormatic as of June 30, 1999 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Sensormatic as of June 30, 1998 and for each of the two years in the period then ended appearing in Sensormatic's Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF PREFERRED STOCK (AND RELATED DEPOSITARY SHARES) AND COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF PREFERRED STOCK (AND RELATED DEPOSITARY SHARES) OR COMMON STOCK TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Special Cautionary Notice Regarding
Forward-Looking Statements..........   ii
Available Information...............  iii
Incorporation of Certain Documents
  by Reference......................  iii
The Company.........................    1
Summary of Terms of Securities......    1
Risk Factors........................    6
Use of Proceeds.....................   14
Selected Consolidated Financial
  Information.......................   15
Ratio of Earnings to Fixed
  Charges...........................   17
Business............................   18
Description of Preferred Stock......   32
Description of Depositary Shares....   41
Description of Capital Stock........   47
Description of Certain
  Indebtedness......................   49
Certain Federal Income Tax
  Consequences......................   51
The Selling Securityholders.........   56
Plan of Distribution................   61
Legal Matters.......................   62
Experts.............................   63

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            SENSORMATIC ELECTRONICS
                                  CORPORATION

                               (SENSORMATIC LOGO)

                          6,900,000 DEPOSITARY SHARES
                              EACH REPRESENTING A
                             ONE-TENTH INTEREST IN
                                   A SHARE OF
                               6 1/2% CONVERTIBLE
                                PREFERRED STOCK

                       690,000 SHARES OF PREFERRED STOCK

                        8,837,090 SHARES OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               DECEMBER 20, 1999

------------------------------------------------------
------------------------------------------------------